SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

XO GROUP INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
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April 17, 2014

To the Stockholders of XO Group Inc.:

You are cordially invited to attend the Annual Meeting of Stockholders of XO Group Inc., to be held at the offices of Orrick, Herrington & Sutcliffe LLP, located at 51 West 52nd Street, New York, New York 10019, on Wednesday, May 28, 2014 at 9:00 a.m.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement, which you are urged to read carefully.

Your vote is important. Whether or not you plan to attend the Annual Meeting, I hope you will vote as soon as possible. You may vote over the Internet; if you receive your proxy materials by U.S. mail, by mailing a proxy card; by telephone; or in person at the Annual Meeting. Please review the instructions on the Notice Regarding the Availability of Proxy Materials or on the proxy card regarding your voting options.

We look forward to seeing you at the Annual Meeting.

Sincerely,

David Liu Chairman of the Board

YOUR VOTE IS IMPORTANT
In order to ensure your representation at the Annual Meeting, whether or not you plan to attend the Annual Meeting, please vote your shares as promptly as possible over the Internet at www.proxyvote.com by following the instructions on your Notice Regarding the Availability of Proxy Materials or, if you receive your proxy materials by U.S. mail, by following the instructions on your proxy card. Your participation will help to ensure the presence of a quorum at the meeting and save XO Group Inc. the extra expense associated with additional solicitation. Voting your shares over the Internet or otherwise will not prevent you from attending the Annual Meeting, revoking your proxy, and voting your stock in person.

XO GROUP INC.
195 Broadway, 25th Floor
New York, New York 10007

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 28, 2014

TO THE STOCKHOLDERS OF XO GROUP INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of XO Group Inc. (“XO Group” or the “Company”) will be held at the offices of Orrick, Herrington & Sutcliffe LLP, located at 51 West 52nd Street, New York, New York 10019, on Wednesday, May 28, 2014 at 9:00 a.m. (the “Annual Meeting”) to consider and vote upon the following matters, which are more fully described in the accompanying Proxy Statement:

(1)	Election as directors of the two nominees named in the attached proxy statement to the class of directors whose terms expire in 2017.
(2)	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014.
(3)	An amendment and restatement of the Company’s 2009 Stock Incentive Plan to increase the number of authorized shares.
(4)	Advisory vote to approve named executive officer compensation.
(5)	Transaction of such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. All stockholders of record at the close of business on April 3, 2014 (the “Record Date”) will be entitled to vote at the Annual Meeting and at any adjournment or postponement thereof. The stock ledger of XO Group will remain open between April 28, 2014 and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the Annual Meeting and, while the stock ledger remains open prior thereto, at our offices during regular business hours.

By Order of the Board of Directors
Jeremy Lechtzin Executive Vice President, General Counsel and Secretary

April 17, 2014

INTERNET AVAILABILITY
We are taking advantage of the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders through the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. On or about April 18, 2014, we intend to mail a Notice Regarding the Availability of Proxy Materials (the “Notice”) to stockholders of record on the Record Date. If you received a Notice by mail, you will not receive a printed copy of the proxy materials, unless you specifically request one. Instead, the Notice instructs you on how to access and review all of the important information contained in this Proxy Statement and in our 2013 Annual Report on Form 10-K (which we posted online on the same date), as well as how to submit your proxy over the Internet. If you received the Notice and would still like to receive a printed copy of our proxy materials, you may request a printed copy of the proxy materials by following the instructions on the Notice.

XO GROUP INC.

195 Broadway, 25th Floor
New York, New York 10007

PROXY STATEMENT

General

This Proxy Statement is furnished to the holders of common stock, par value $0.01 per share (the “Common Stock”), of XO Group Inc., a Delaware corporation (“XO Group” or the “Company”), in connection with the solicitation by the Board of Directors (the “Board”) of XO Group for use at the annual meeting of stockholders and at any adjournment or postponement of the annual meeting (the “Annual Meeting”). The Annual Meeting will be held at the offices of Orrick, Herrington & Sutcliffe LLP, located at 51 West 52nd Street, New York, New York 10019 on Wednesday, May 28, 2014 at 9:00 a.m. All stockholders of record on April 3, 2014 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. We intend to mail this Proxy Statement and the accompanying proxy (the “Proxy”) to our stockholders on or about April 18, 2014.

The mailing address of our principal executive office is 195 Broadway, 25th Floor, New York, New York 10007.

Purpose of Meeting

The specific proposals to be considered and acted upon at the Annual Meeting are listed in the accompanying Notice of Annual Meeting of Stockholders. Each of these proposals is described in more detail in this Proxy Statement. The table below summarizes each matter specified in the Notice of Annual Meeting of Stockholders, and the required vote and recommendation of the Board of Directors as to each such matter. The required vote and the circumstances under which a Proxy will be voted according to the recommendation of the Board of Directors are described in more detail following the table.

Matter	Description	Required Vote	Board Recommendation
Proposal 1	Election as director of the two nominees named in this Proxy Statement.	Plurality of shares voted	FOR
Proposal 2	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014.	Affirmative vote of majority of shares present and entitled to vote	FOR
Proposal 3	An amendment and restatement of the Company’s 2009 Stock Incentive Plan to increase the number of authorized shares.	Affirmative vote of majority of shares present and entitled to vote	FOR
Proposal 4	Advisory approval of the Company’s named executive officer compensation.	Affirmative vote of majority of shares present and entitled to vote	FOR

Voting

On April 3, 2014, the Record Date, there were 26,794,272 shares of Common Stock outstanding held by stockholders of record (excluding shares held in treasury, which are disregarded for purposes of voting). A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting and, while the stock transfer books remain open prior thereto, during regular business hours at our principal executive office at the address specified above. You are entitled to one vote for each share of Common Stock you held on April 3, 2014.

There are four ways a stockholder of record can vote:

•	By Internet: You may vote over the Internet at www.proxyvote.com by following the instructions provided in the Notice Regarding the Availability of Proxy Materials (the “Notice”) or, if you receive your proxy materials by U.S. mail, by following the instructions on the proxy card.
•	By Telephone: You may vote by telephone by following the instructions on your proxy card.
•	By Mail: If you receive your proxy materials via U.S. mail, you may complete, sign and return the accompanying proxy card in the postage-paid envelope provided.
•	In Person: If you are a stockholder of record as of the Record Date, you may vote in person at the Annual Meeting. Submitting a proxy will not prevent a stockholder from attending the Annual Meeting, revoking their earlier-submitted proxy, and voting in person.

Quorum

The holders of a majority of the shares of the Common Stock issued and outstanding on the Record Date and entitled to vote, present in person or by proxy, shall constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present at the Annual Meeting. “Broker non-votes” are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted because instructions have not been received from the beneficial owner with respect to a particular matter for which the broker or nominee does not have discretionary power to vote.

Required Vote

If a quorum is present, the required vote for each item of business at the Annual Meeting is as follows:

•	Under Proposal 1, the two nominees who receive a plurality of votes cast (in person or by proxy) will be elected as directors. Abstentions and broker non-votes have no effect on the election of directors, except to the extent that the failure to vote for a director nominee results in another nominee receiving a larger number of votes. If you own shares through a broker, you must give the broker instructions to vote your shares in the election of directors. Otherwise, your shares will not be voted.
•	Proposals 2, 3 and 4 shall be approved by the affirmative vote of a majority of the shares of the Common Stock present at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Broker non-votes will have no effect on the outcome of these proposals, and abstentions will have the effect of a “no” vote for purpose of the proposals requiring majority approval.

In no case may stockholders cumulate votes for the election of directors. In addition, under the General Corporation Law of the State of Delaware, stockholders are not entitled to dissenter’s rights with respect to any matter to be considered and voted on at the Annual Meeting, and we will not independently provide stockholders with any such right.

Other than as indicated above, abstentions will be counted towards the tabulations of votes cast on these proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether such a proposal has been approved.

Proposals 1, 3 and 4 are considered non-routine matters and shares held by brokers or nominees will receive “broker non-votes” if you do not give the broker instructions to vote your shares. Stockholders who hold our shares through a broker, bank or other financial institution receive proxy materials before each stockholder meeting. Your broker is not permitted to vote on your behalf on the election of directors unless you provide specific instructions by completing and returning the proxy card or following the instructions provided to you to vote your shares via telephone or the Internet. For your vote to be counted on the election of directors, you need to communicate your voting decisions to your broker, bank or other financial institution before the date of the Annual Meeting.

If the enclosed form of Proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the Proxy does not specify how the shares represented thereby are to be voted, the Proxy will be voted by the Proxy holders in accordance with the recommendation of the Board of Directors as to each matter specified in the accompanying Notice of Annual Meeting of Stockholders, and at the discretion of the Proxy holders as to such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Revocation of Proxies

Any person giving a Proxy has the power to revoke it at any time before it is exercised at the Annual Meeting. It may be revoked by:

•	notifying the Secretary of XO Group in writing before the Annual Meeting of the intention to revoke the Proxy;
•	delivering to the Secretary of XO Group before the Annual Meeting a signed Proxy with a later date but prior to the date of the Annual Meeting;
•	attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy); or
•	voting again by the Internet or telephone (only the last vote cast by each stockholder of record will be counted), provided that the stockholder does so before 11:59 p.m. Eastern time on the day before the Annual Meeting.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional soliciting materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to such beneficial owners. In addition, we may reimburse such persons for their costs of forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone or other means by our directors, officers, employees or agents. No additional compensation will be paid to these individuals for any such services. Except as described above, we do not presently intend to solicit proxies other than by mail.

Your Participation in Voting the Shares You Own Is Important

Voting your shares is important to ensure that you have a say in the governance of your company. Please review the proxy materials and follow the instructions on the Notice or the proxy card to vote your shares. We hope you will exercise your rights and fully participate as a stockholder in our future.

More Information Is Available

If you have any questions about broker non-votes or the proxy voting process in general, please contact the broker, bank or other financial institution where you hold your shares. The SEC also has a website (www.sec.gov/spotlight/proxymatters.shtml) with more information about your rights as a stockholder. Additionally, you may contact our Investor Relations Department by sending an e-mail message to IR@xogrp.com or visiting our corporate website at www.xogroupinc.com.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL ONE — ELECTION OF DIRECTORS

General

XO Group’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides for a classified Board consisting of three classes of directors serving staggered three year terms. These classes are required to be as nearly equal in number as possible. Our Amended and Restated Bylaws (the “Bylaws”) provide for a Board consisting of such number of directors as may be fixed from time to time by resolution of the members of the Board or by our stockholders at an annual meeting of stockholders. Two directors are to be elected at the Annual Meeting for a term expiring at the 2017 Annual Meeting of Stockholders or until a successor has been duly elected and qualified.

The Board consists of eight persons, as follows:

Class III (current term ends upon this Annual Meeting)	Class I (current term ends upon 2015 Annual Meeting)	Class II (current term ends upon 2016 Annual Meeting)
David Liu	Ira Carlin	Charles Baker
Elizabeth Schimel	Eileen Naughton Michael Steib	Peter Sachse Michael Zeisser

The term of office for each of the two Class III directors listed above expires at the Annual Meeting. The Board has nominated David Liu and Elizabeth Schimel, the current Class III directors, to stand for re-election to the class of directors whose terms expire at the 2017 Annual Meeting of Stockholders or, in each case, until a successor is elected and has qualified. Mr. Liu and Ms. Schimel have each agreed to serve if elected, and management has no reason to believe that they will be unavailable to serve. In the event any of the nominees are unable or decline to serve as a director at the time of the Annual Meeting, the Proxies will be voted for any nominee who may be designated by the present Board to fill the vacancy. Unless otherwise instructed, the Proxy holders will vote the Proxies received by them “FOR” the nominees named below.

Board Composition

We believe that our directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders. We also endeavor to have a Board representing a range of experiences at policy-making levels in business and in areas that are relevant to our activities.

The following are the key experiences, qualifications and skills that our directors bring to the Board that are important in light of our business: leadership at the chief executive officer level or other C-level background; experience in the advertising, media and technology industries; finance experience; and sales and marketing experience. Biographical information for our directors is set forth below, including the specific experiences, qualifications and skills considered by the Board in recommending the re-nomination of the directors whose current terms end upon this Annual Meeting, and the continued service of those directors whose current terms end upon the 2015 and 2016 Annual Meetings of Stockholders.

Nominees for Term Ending upon the 2017 Annual Meeting of Stockholders (Class III)

David Liu (48) is a co-founder of XO Group, and has served as Chairman of the Board since our inception in May 1996. Mr. Liu also served as our Chief Executive Officer from May 1996 until March 2014 and President from May 1996 to October 2007 and October 2008 to July 2013. From January 1993 to May 1996, Mr. Liu served as Director of Production of RunTime Inc., a CD-ROM development firm that he co-founded with Carley Roney, our Chief Content Officer. Before January 1993, Mr. Liu was the Director of Production at VideOvation, a subsidiary of Reader’s Digest. Mr. Liu received a B.F.A. in Film and Television from New York University. Mr. Liu is married to Carley Roney, our Chief Content Officer and co-founder. In considering Mr. Liu as a nominee for director of the Company, the Nominating and Corporate Governance Committee took into account his extensive knowledge of our operations, as well as a deep understanding of the strategies necessary to grow and run our business.

Elizabeth Schimel (54) has served as one of our directors since August 2012. Since October 2013, Ms. Schimel has been President, Condé Nast China. From June 2011 to October 2013, Ms. Schimel was Executive Vice President and Chief Digital Officer at Meredith National Media Group. From January 2008 to October 2010, Ms. Schimel served as Global Head of Music and Connected Entertainment at Nokia. Ms. Schimel was Senior Vice President, Entertainment, at Comcast Interactive Media from January 2005 to January 2008. Ms. Schimel received a B.A. from the University of Pennsylvania, and an M.B.A. and M.A. in Finance from Wharton Business School. In considering Ms. Schimel as a nominee for director of the Company, the Nominating and Corporate Governance Committee took into account her experience as an executive of companies with significant operations in the online industry, and significant experience in the media industry.

Continuing Directors for Term Ending upon the 2015 Annual Meeting of Stockholders (Class I)

Ira Carlin (66) has served as one of our directors since October 2006. Mr. Carlin retired in January 2008 after having served as Chairman-International of MAGNA Global Worldwide, a division of the Interpublic Group of Companies (IPG), since 2002. Mr. Carlin began his advertising career at Grey Advertising and started with IPG in 1974. From 1990 to 2002, Mr. Carlin served as Chairman and CEO of Universal McCann. Mr. Carlin received a B.A. in Physics from Hebrew University. In considering Mr. Carlin for continued service on the board, the Nominating and Corporate Governance Committee took into account his chairmanship of a major division of a public company, experience as chief executive officer of a global media company, and extensive experience in the advertising industry.

Eileen Naughton (56) has served as one of our directors since October 2006. Ms. Naughton is Vice President, Global Accounts & Agencies at Google Inc., where she has worked since September 2006. Her prior positions at Google have included Managing Director, Digital Media Strategy, Americas, Director, Americas Media Sales and Operations, and Director, Media Platforms. From 2002 to 2006, Ms. Naughton served as president of the TIME Group and as Vice President of Investor Relations for Time Warner from 2000 to 2002. Ms. Naughton received a B.A. in International Relations and earned an M.B.A. in Finance from the University of Pennsylvania. In considering Ms. Naughton for continued service on the Board, the Nominating and Corporate Governance Committee took into account her experience as an executive of companies with significant operations in the online industry, and deep experience and background in the media industry.

Michael Steib (37) has been our Chief Executive Officer and has served as one of our directors since March 2014. Mr. Steib joined XO Group in July 2013 as President. Prior to joining XO Group, Mr. Steib served as Chief Executive Officer at Vente-Privee USA beginning in 2011. Prior to that position, Mr. Steib served at Google, Inc. as Director, Google TV Ads from January 2007 to September 2009, and Managing Director, Emerging Platforms, from September 2009 to July 2011. From 2001 through 2006, Mr. Steib held positions at NBC Universal/General Electric, where he served as General Manager, Strategic Ventures, and later as Vice President, Business Development. In addition, he previously worked on the development of new media businesses for Walker Digital, LLC, and as a management consultant with McKinsey & Company. Mr. Steib received a B.A. in Economics from the University of Pennsylvania. In considering Mr. Steib for continued service on the Board, the Nominating and Corporate Governance Committee took into account his provision of a Company perspective in Board discussions about our operations, as well as a deep understanding of the strategies necessary to grow and run our business.

Continuing Directors for Term Ending upon the 2016 Annual Meeting of Stockholders (Class II)

Charles Baker (47) has served as one of our directors since November 2005. Since September 2010, Mr. Baker has been the Chief Executive Officer and President of ZipRealty, Inc. Since 2011, Mr. Baker has served as a director of HomeAway, Inc., an online vacation rental company. Between December 2008 and September 2010, Mr. Baker served as Executive Vice President and Chief Financial Officer of ZipRealty. Between June 2007 and December 2008, Mr. Baker was an independent investor. Mr. Baker was the Senior Vice President and Chief Financial Officer of Monster Worldwide, Inc. from March 2005 through June 2007. From 1993 to 2005, Mr. Baker held various positions at Salomon Brothers (subsequently Smith Barney) and was a Managing Director in the Equity Research Department just before joining Monster Worldwide, Inc. Mr. Baker holds the Chartered Financial Analyst designation and is a former Chairman of the Media and Entertainment Analysts of New York Investment Society. Mr. Baker received a B.A. from Yale College. In considering Mr. Baker for continued service on the Board, the Nominating and Corporate Governance Committee took into account his experience as an executive of companies with significant operations in the online industry, and significant experience in the financial industry.

Peter Sachse (56) has served as one of our directors since February 2010. Mr. Sachse also previously served as one of our directors from October 2006 through April 2007, and as an observer to our Board of Directors from April 2007 to February 2010. Mr. Sachse has been Chief Stores Officer of Macy’s, Inc. since February 2012. Mr. Sachse was Chief Marketing Officer of Macy’s between February 2009 and February 2012 and also served under that title from June 2003 to May 2007, and was President of Macy’s Corporate Marketing from May 2007 to February 2009. Mr. Sachse was also Chairman and Chief Executive Officer of the macys.com division of Macy’s between April 2006 and February 2012. Mr. Sachse has also served as a director of Charitybuzz Inc. since May 2012. Prior to serving in these roles, Mr. Sachse was President and Chief Operating Officer of The Bon Marche in Seattle. He began his retail career with Macy’s in Kansas City. He also served as Executive Vice President/General Merchandise Manager at Macy’s East and later as Vice Chair/Director of Stores of Macy’s East. Mr. Sachse received a B.B.A. in Finance from the University of Wisconsin. In considering Mr. Sachse for continued service on the Board, the Nominating and Corporate Governance Committee took into account his experience as an executive of companies with significant operations in the online industry, and extensive experience in the retail industry.

Michael Zeisser (49) has served as one of our directors since July 2013. Mr. Zeisser has been Chairman, U.S. Investments, for Alibaba Group since October 2013. From 2003 to 2013, Mr. Zeisser was Senior Vice President of Liberty Interactive Corporation (formerly known as Liberty Media Corporation). Prior to joining Liberty Media in 2003, Mr. Zeisser was a partner at McKinsey & Company in New York, where he co-founded and led McKinsey’s Internet Practice. Mr. Zeisser has also served as a director of Shutterfly, Inc. and Sympoz, Inc. since 2013. Mr. Zeisser is a graduate of the University of Strasbourg, France and the J.L. Kellogg Graduate School of Management at Northwestern University. In considering Mr. Zeisser for continued service on the Board, the Nominating and Corporate Governance Committee took into account his experience as an executive of a company with significant operations in the digital media industry, and extensive experience in the internet industry.

Corporate Governance

Overview.  The Board of Directors has adopted Corporate Governance Guidelines and implemented a number of corporate governance procedures to further strengthen the Board’s capacity to oversee XO Group and to serve the long-term interests of its stockholders. The Corporate Governance Guidelines, as well as charters for the Nominating and Corporate Governance Committee, Compensation Committee and Audit Committee, codes of conduct and other documents setting forth XO Group’s corporate governance practices, can be accessed in the “Investor Relations — Corporate Governance” section of our corporate website at www.xogroupinc.com.

Director Independence.  In March 2014, the Board of Directors undertook its annual review of director independence. As a result of this review, the Board affirmatively determined that a majority of its directors (Mr. Baker, Mr. Carlin, Ms. Naughton, Mr. Sachse, Ms. Schimel and Mr. Zeisser) are independent as defined by Rule 303A.02 of the New York Stock Exchange (“NYSE”) and Rule 10A-3 promulgated by the Securities and Exchange Commission (the “SEC”). Rule 10A-3 provides a safe harbor position that a person who is not the beneficial owner, directly or indirectly, of more than 10% of our Common Stock, and who is not one of our executive officers, will not be deemed to be an affiliate of XO Group for purposes of satisfying the audit committee member independence rules.

Codes of Conduct.  The Board has adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees, and a Code of Ethics for the Chairman, Chief Executive Officer and Senior Financial Officers. Both codes can be accessed in the “Investor Relations — Corporate Governance” section of our corporate website at www.xogroupinc.com, as well as any amendments to, or waivers under, the Code of Ethics for the Chairman, Chief Executive Officer and Senior Financial Officers. Copies may be obtained by writing to XO Group Inc. at 195 Broadway, 25th Floor, New York, New York 10007, Attention: Investor Relations. The purpose of these codes is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by XO Group; and to promote compliance with all applicable rules and regulations that apply to XO Group and its officers, directors and employees.

Board Leadership Structure.  While the Board of Directors has not mandated a particular leadership structure, the positions of Chairman of the Board and Chief Executive Officer were historically held by the same person. In March 2014, in connection with the appointment of Michael Steib to the position of Chief Executive Officer and as part of its ongoing review of the Board leadership structure, the Board determined that the two positions should be held by separate individuals. The Board believes that separating the Chairman and Chief Executive Officer roles will help XO Group better explore its current opportunities. Mr. Steib will provide a new perspective and additional operational and executive leadership. Mr. Liu, continuing on in his role as Chairman of the Board, will work closely with Mr. Steib in support of XO Group’s overall strategic direction and positioning in the market.

The Board does not have a “Presiding Director.” The Board believes that this structure has historically served the company well and continues to do so, by creating a critical link between management and the Board, enabling the Board to perform its oversight function with the benefits of management’s perspectives on the business, facilitating communication between the Board and our senior management, and providing the Board with direct oversight of our business and affairs.

The Board will continue to review our leadership structure periodically. We believe that our current leadership structure, in which the roles of Chairman and Chief Executive Officer are separate, together with independent key committees, will be effective and is the optimal structure for XO Group and our shareholders at this time.

Board Role in Risk Oversight.  The Board of Directors plays a significant role in providing oversight of our management of risk. Senior management has responsibility for the management of risk and reports to the Board regularly with respect to its ongoing enterprise risk management efforts. Because responsibility for the oversight of elements of our enterprise risk management extends to various committees of the Board, the Board has determined that it, rather than any one of its committees, should retain the primary oversight role for risk management. In exercising its oversight of risk management, the Board has delegated to the Audit Committee primary responsibility for the oversight of risk related to our financial statements and processes, and has determined that our internal audit function should report directly to the Audit Committee. The Board has delegated to the Compensation Committee primary responsibility for the oversight of risk related to our compensation policies and practices. The Board has delegated to the Nominating and Corporate Governance Committee primary responsibility for the oversight of risk related to our corporate governance practices. Each committee reports regularly to the Board with respect to such committee’s particular risk oversight responsibilities.

Communicating with the Board of Directors

In order to communicate with the Board of Directors as a whole, with non-employee directors or with specified individual directors, correspondence may be directed to XO Group Inc. at 195 Broadway, 25th Floor, New York, New York 10007, Attention: Corporate Secretary. All such correspondence will be forwarded to the appropriate director or group of directors.

Board Meetings and Committees

The Board met seven times in the year ended December 31, 2013. The Board has a Nominating and Corporate Governance Committee, a Compensation Committee, an Audit Committee and an Executive Committee, for which the meetings are described below.

In addition to the meetings of the committees of the Board of Directors, the non-employee members of our Board of Directors met once in executive session in 2013.

Each director attended at least 75% of the aggregate of (1) the total meetings of the Board, and (2) the total number of meetings held by all Committees of the Board on which he or she served, that were held in 2013. Our policy on director attendance at annual meetings calls for directors to be invited but not required to attend annual meetings of stockholders. One director, Mr. Liu, our Chairman of the Board, attended the 2013 Annual Meeting of Stockholders.

The Nominating and Corporate Governance Committee, Compensation Committee and Audit Committee Charters can be accessed in the “Investor Relations — Corporate Governance” section of our corporate website at www.xogroupinc.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is currently composed of Mr. Baker (Chair) and Mr. Carlin. The Nominating and Corporate Governance Committee met once in 2013. The Nominating and Corporate Governance Committee reviews and recommends changes to our Corporate Governance Guidelines and selects director nominees to the Board consistent with criteria approved by the Board. This Committee also makes recommendations to the Board concerning the structure and membership of the Board committees and oversees the annual evaluation of the Board and Board committee performance. The Nominating and Corporate Governance Committee also performs other duties and responsibilities as set forth in a Charter approved by the Board of Directors.

The Nominating and Corporate Governance Committee does not have a formal diversity policy with respect to the identification and recommendation of individuals for membership on the Board. However, in carrying out this responsibility, the Nominating and Corporate Governance Committee values differences in professional experience, educational background, viewpoint and other individual qualities and attributes that facilitate and enhance the oversight by the Board of Directors of our business and affairs.

The Board of Directors has also determined that the Nominating and Corporate Governance Committee will consider director candidates that are recommended by stockholders. This Committee will evaluate nominees for director recommended by stockholders in the same manner as nominees recommended by other sources. The general qualifications and specific qualities and skills established by the Board for directors are set forth in Attachment A of our Corporate Governance Guidelines. Stockholders wishing to bring a nomination for a director candidate before a stockholders meeting must give written notice to XO Group’s Corporate Secretary, pursuant to the procedures set forth in this section under “Communicating with the Board of Directors” and subject to the deadline set forth under the “Deadline for Receipt of Stockholder Proposals” section of this Proxy Statement. The stockholder’s notice must set forth all information relating to each person whom the stockholder proposes to nominate that is required to be disclosed under applicable rules and regulations of the SEC and our Bylaws. Our Bylaws can be accessed in the “Investor Relations — Corporate Governance” section of our corporate website at www.xogroupinc.com.

Once the Nominating and Corporate Governance Committee has identified a prospective nominee, the Nominating and Corporate Governance Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to the Nominating and Corporate Governance Committee concerning the prospective candidate, as well as the Nominating and Corporate Governance Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Nominating and Corporate Governance Committee determines, in consultation with other Board members as appropriate, that additional consideration is warranted, it may gather or request a third party search firm to gather additional information about the prospective nominee’s background and experience. The Nominating and Corporate Governance Committee then evaluates the prospective nominee, taking into account whether the prospective nominee is independent within the meaning of the listing standards of the NYSE and such other factors as it deems relevant, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee or Compensation Committee expertise, the prospective nominee’s skills and experience, the diversity of the nominee’s skills and experience in areas that are relevant to our businesses and activities, and the evaluations of other prospective nominees. In connection with this evaluation, the Nominating and Corporate Governance Committee determines whether to interview the prospective nominee and, if warranted, one or more members of the Nominating and Corporate Governance Committee and others, as appropriate, conduct interviews in person or by telephone. After completing this process, the Nominating and Corporate Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee follows the same process and uses the same criteria for evaluating candidates proposed by stockholders, members of the Board and members of management.

Compensation Committee

The Compensation Committee is currently composed of Mr. Carlin (Chair) and Ms. Naughton. The Compensation Committee met four times in 2013. The Compensation Committee evaluates the performance of our executive officers and establishes and oversees our executive compensation policy and makes decisions about base pay, incentive pay and any supplemental benefits for the Chief Executive Officer and our other executive officers. The Compensation Committee also reviews and makes recommendations to the Board concerning the compensation of our independent directors and administers our stock incentive plans, which includes, without limitation, approving (and, with respect to our independent directors, recommending) the grant of stock options and restricted stock, the timing of the grants, the price at which options are to be offered and the number of shares for which options and restricted stock are to be granted to our executive officers, directors and other employees. The Compensation Committee also performs other duties and responsibilities as set forth in a Charter approved by the Board of Directors. Each member of this committee is an independent director under applicable NYSE listing standards, an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934.

In making its determinations with respect to executive compensation, the Compensation Committee has not historically engaged the services of a compensation consultant. The Compensation Committee has the authority to retain, terminate and set the terms of our relationship with any outside advisors who assist the Committee in carrying out its responsibilities.

Audit Committee

The Audit Committee is currently composed of Mr. Baker (Chair), Ms. Naughton and Ms. Schimel. The Audit Committee met five times in 2013. The Audit Committee appoints our independent auditors, subject to ratification by our stockholders, reviews the plan for and the results of the independent audit, approves the fees of our independent auditors, reviews with management and the independent auditors our quarterly and annual financial statements and our internal accounting, financial and disclosure controls, reviews and approves transactions between XO Group and its officers, directors and affiliates and performs other duties and responsibilities as set forth in a Charter approved by the Board of Directors.

Each member of the Nominating and Corporate Governance Committee, Compensation Committee and the Audit Committee is independent, as independence is defined by the listing standards of the NYSE and the applicable rules and regulations of the SEC. The Board has also determined that each member of the Audit Committee is financially literate and that the Audit Committee includes at least one member who has accounting or related financial management expertise, as required by NYSE rules. Each of Mr. Baker, Ms. Naughton and Ms. Schimel satisfies these Audit Committee qualifications.

Executive Committee

The Executive Committee is currently composed of Mr. Carlin (Chair), Mr. Liu and Mr. Zeisser. The Executive Committee met six times in 2013. The Executive Committee is designed to allow its members to periodically review Company business apart from the regularly scheduled meetings of the Board and for these members to provide ongoing advice to management. The Executive Committee is not intended to be, and is not currently, comprised solely of independent directors.

Vote Required

The affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. The two nominees for the class of directors whose terms expire at the 2017 Annual Meeting of Stockholders receiving the highest number of affirmative votes of the stockholders entitled to vote at the Annual Meeting will be elected directors of XO Group. Pursuant to applicable Delaware law, abstentions and broker non-votes will have no effect on the outcome of the vote, except to the extent that the failure to vote for a director nominee results in another nominee receiving a larger number of votes. Unless otherwise instructed, the Proxy holders will vote each returned Proxy “FOR” the nominees named above.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” David Liu and Elizabeth Schimel, the two Class III nominees listed above.

MANAGEMENT

The following table sets forth, as of April 3, 2014, the name, age and position of each of our executive officers.

Name	Age	Position
Michael Steib	37	Chief Executive Officer and President
David Liu	48	Co-founder and Chairman of the Board
Carley Roney	45	Chief Content Officer
Carol Koh Evans	42	Chief Operating Officer
Gillian Munson	43	Chief Financial Officer and Treasurer
Nic Di Iorio	54	Chief Technology Officer
Rob Fassino	46	Chief Product Officer
Jeremy Lechtzin	40	Executive Vice President, General Counsel and Secretary
Kristin Savilia	44	Executive Vice President, Local Enterprise

Michael Steib has been our Chief Executive Officer since March 2014 and joined XO Group in July 2013 as President. See “Continuing Directors for Term Ending upon the 2015 Annual Meeting of Stockholders (Class I)” above for a discussion of his business experience.

David Liu is our co-founder and Chairman of the Board. Mr. Liu also served as our Chief Executive Officer until March 2014 and President from May 1996 to October 2007 and October 2008 to July 2013. See “Nominees for Term Ending upon the 2017 Annual Meeting of Stockholders (Class III)” above for a discussion of his business experience. Mr. Liu is married to Ms. Roney.

Carley Roney is a co-founder of XO Group. She has served as our Founding Editor since our inception in May 1996 and became our Chief Content Officer in August 2008. From January 1994 to May 1996, she served as President at RunTime Inc., a CD-ROM development firm that she co-founded with David Liu, our Chief Executive Officer. Ms. Roney received an M.A. in Cultural Studies and earned a B.F.A. in Film and Television from New York University. Ms. Roney is married to Mr. Liu.

Carol Koh Evans is our Chief Operating Officer and rejoined XO Group in May 2008. Before that, she was General Manager of Massive Incorporated, a subsidiary of Microsoft Corporation, since May 2006. Before joining Massive following its acquisition by Microsoft, Ms. Evans spent five years with Microsoft in Corporate Development, Corporate Strategy and MSN M&A, where she primarily supported Microsoft’s consumer initiatives, including the Online Services and Entertainment and Devices divisions. Before Microsoft, Ms. Evans led Corporate Development for XO Group. In addition, she worked as an investment banker with Lehman Brothers in New York and Hong Kong and Robertson Stephens in San Francisco and participated in General Electric’s Financial Management Program. Ms. Evans received a B.S. in Business Administration (Finance) from the University of California, Berkeley — Haas School of Business and earned an M.B.A. from Columbia Business School.

Gillian Munson is our Chief Financial Officer and Treasurer and joined XO Group in November 2013 from Allen & Company LLC, where she was Managing Director and helped lead the firm’s principal investing and outreach activities with early stage technology-oriented companies. Ms. Munson was also a Vice President, Business Development at Symbol Technologies from March 2003 through July 2007. Prior to joining Symbol Technologies, she was an Executive Director and Senior Equity Analyst at Morgan Stanley, where she covered the mobile, storage and personal computing sectors. Ms. Munson began her career as a Research Associate at Hambrecht & Quist. Ms. Munson received a B.A. in Political Science and Economics from The Colorado College.

Nic Di Iorio is our Chief Technology Officer and joined XO Group in February 2008. Before that, he was co-Founder and CEO of City 24/7 LLC from October 2006 to January 2008. Before that, he was Chief Technology Officer of the Interpublic Group of Companies (IPG), from October 2003 to June 2006. Before that, Mr. Di Iorio held the dual role of Executive Vice President, Chief Information Officer of the McCann WorldGroup (a wholly-owned subsidiary of IPG) and Chief Executive Officer of Marketing

Communications Technologies Inc. (a wholly-owned subsidiary of the McCann WorldGroup), from April 1995 to September 2003. Before joining McCann, Mr. Di Iorio spent four years at Young & Rubicam as Vice President, Information Technology. He also spent ten years in Research and Development organizations at GTE and AT&T Bell Laboratories working on new technologies in the area of distributed systems, data networking, security and telecommunications. Mr. Di Iorio received a B.S. from City College of New York and earned an M.S. from NYU’s Polytechnic School of Engineering.

Rob Fassino is our Chief Product Officer and rejoined XO Group in June 2012. Before that, he was a systems and operations consultant to the iCC division of Group Commerce from May 2012 to June 2012. Prior to that, Mr. Fassino was Vice President/General Manager of Interactive at United Media from April 2007 to January 2011. Mr. Fassino is a co-founder of XO Group, where he served as Vice President of Sales and Marketing from 1996 to 1998 and in 2005, and as Vice President of Business Integration from 1999 to 2004. Before co-founding XO Group in 1996, Mr. Fassino was a Broadcast Producer, Information Architect, and Co-Founder/Director of the Interactive Division at the Margeotes Fertitta + Partners advertising agency. Mr. Fassino received a B.F.A. in Film from NYU’s Tisch School of the Arts.

Jeremy Lechtzin is our Executive Vice President, General Counsel and Secretary and joined XO Group in May 2007. Before that, he was in private practice representing XO Group and other public and private technology clients on securities, mergers, venture capital, intellectual property and general corporate matters with the law firms of Proskauer Rose LLP from February 2003 through May 2007 and Brobeck, Phleger & Harrison LLP from September 1999 through February 2003. Mr. Lechtzin received a B.A. in History from the University of Michigan and earned a J.D. from New York University School of Law.

Kristin Savilia is our Executive Vice President of Local Enterprise, and joined XO Group in July 2005. From September 1999 to June 2005, Ms. Savilia was Executive Director of Bridal and Gift Registry at Linens’n Things, Inc. Prior to that, she was a Regional Bridal Director and a buyer for Macy’s beginning in 1991. Ms. Savilia received a B.A. in History from Dartmouth College.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the elements of compensation for our named executive officers identified in the Summary Compensation Table. As further described in the “Board Committees and Meetings” section of this Proxy Statement, the Compensation Committee of the Board (referred to in this discussion as the “Committee”) is responsible for determining the total direct compensation of our executive officers, including base salary, incentive pay, stock options and restricted stock.

This Compensation Discussion and Analysis contains forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. The actual compensation programs that we adopt in the future may differ materially from currently planned programs as summarized in this discussion.

Compensation Objectives

The goal of our executive compensation program is to retain and attract top quality management and to motivate them to contribute to the achievement of our business objectives that are established to create long-term value for our stockholders.

We serve our audience with information, products, and services during critical lifestages: planning a wedding, sharing life as a couple for the first time, and planning for the birth of a first child. Our strategy is to maintain our position as a premier consumer Internet and media company providing comprehensive information, services and products to couples from engagement through pregnancy and to grow our market share of advertising, e-commerce, and registry commission dollars in national and local markets in the U.S. and non-U.S. markets. To achieve these objectives, we need a highly talented and seasoned team of business professionals.

We compete with many other companies in seeking to attract and retain a skilled management team. To meet this challenge, we have adopted a compensation philosophy designed to offer our named executive officers compensation and benefits that are competitive and that meet our goals of attracting, retaining, and motivating highly skilled individuals to help us achieve our financial and strategic objectives.

Our executive compensation program is designed to achieve a number of objectives:

•	provide competitive total compensation opportunities that enable us to attract, retain and motivate our named executive officers with the experience and skills to manage our growth and lead us to the next stage of development;
•	reward sustained stockholder value creation by providing a mix of compensation that emphasizes creating and sustaining an enterprise market valuation consistent with leading Internet and media companies; and
•	reward achievement of our annual and long-term financial objectives by awarding appropriate levels of cash and equity compensation for consistent achievement (and over-achievement) of our annual operating plan and for achievement of the long-term financial objectives necessary to reaching and maintaining a market valuation consistent with leading Internet and media companies.

To date, we have not employed any policies or guidelines for allocating compensation between current and long-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

Executive Compensation Process

Role of the Committee

The Committee is responsible for overseeing our executive compensation program and administering our executive compensation program consistent with our philosophies and objectives. The Committee regularly consults with and reports to our full Board of Directors on its deliberations and actions.

The Committee reviews on a periodic basis our executive compensation program, including any incentive compensation plans, to determine whether they are appropriate, properly coordinated, and achieve their intended purposes, and has the authority to establish and implement any modifications or new plans or programs.

The Committee relies upon its judgment in making compensation decisions, after reviewing the Company’s performance and carefully evaluating each executive’s performance against established goals, leadership qualities, operational performance, business responsibilities, career with XO Group, current compensation arrangements and long-term potential to enhance stockholder value.

Role of Management

In carrying out its responsibilities, the Committee works with members of our management team, including our Chief Executive Officer. Historically, our management team has assisted the Committee by providing information on the Company and individual performance, market data, and management’s perspective and recommendations on compensation matters.

Typically, our Chief Executive Officer or President has made recommendations to the Committee regarding the compensation of our employees, including our named executive officers (except with respect to his own compensation), and attends that portion of the Committee meetings in which compensation matters are discussed (except he recuses himself from that portion of Committee meetings with respect to discussions involving his own compensation).

While our Committee has solicited and reviewed our Chief Executive Officer’s or President’s recommendations and proposals with respect to compensation-related matters, it has only used these recommendations and proposals as one factor in making compensation decisions for our employees, including our named executive officers.

Role of Compensation Consultant

The Committee is authorized to retain the services of compensation consultants and other advisors from time to time, as it sees fit, in connection with the establishment of cash and equity compensation plans and arrangements and related policies. In making its determinations with respect to executive compensation, the Committee has not historically engaged the services of a compensation consultant.

Use of Competitive Data

As part of its process, the Committee reviews executive compensation elements for a select group of publicly traded Internet and media companies with operating characteristics and market capitalization similar to XO Group. We compile this information from proxy statements and other public reports filed by these companies. The Committee believes this information provides a reasonable indication of the market for executive services in which we compete. The Internet and media companies within this group reviewed by the Committee in the past year include 1-800-FLOWERS.COM, Inc., Autobytel Inc., Blucora, Inc., Blue Nile, Inc., Marchex, Inc., Martha Stewart Living Omnimedia, Inc., Monster Worldwide, Inc., Move, Inc., Netflix, Inc., OpenTable, Inc., Priceline.com Incorporated, TechTarget, Inc., TheStreet.com, Inc., WebMD Health Corp. and ZipRealty, Inc.

The Committee intends to review our peer group at least annually and make adjustments to its composition as necessary.

Elements of Executive Compensation

Executive officers are compensated with a combination of cash payments and equity awards designed to reward recent results and motivate long-term performance. We do not set apportionment goals for each form of compensation. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our executive officers to deliver superior performance and retain them to continue their careers with XO Group. The primary elements of the compensation packages for our executive officers currently include the following:

•	Base salary and benefits which are designed to attract and retain executives over time.
•	Long-term incentives in the form of awards under our long-term incentive plan and stock options and restricted Common Stock under our stock incentive plan, all of which are designed to align the interest of each executive officer with those of our stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake. Historically, long-term incentives have represented the most significant element of compensation for our executive officers.

We do not maintain any retirement plans or plans that provide for deferral of compensation other than our 401(k) savings plan.

Base Salary

The base salary for each executive officer is determined on the basis of a number of factors: experience, personal performance, the median salary levels in effect for similar positions within the comparison group of companies and internal base salary comparability considerations. The weight given to each of these factors may differ from individual to individual as the Committee deems appropriate. Base salaries are generally reviewed on an annual basis, with adjustments made effective in the first quarter in accordance with the factors indicated above. In addition, in reviewing annual adjustments, the Committee takes into account XO Group’s performance in the year then ended. For 2013, the base salaries for Mr. Liu, Mr. Mueller, Ms. Roney, Ms. Evans and Mr. Di Iorio remained largely unchanged as the Committee determined the current base salary amounts remained reasonable in light of their personal performance and the performance of XO Group as a whole. For Mr. Steib and Ms. Munson, each of their annual base salaries of $500,000 and $350,000, respectively, was determined by the Committee to be reasonable based on their prior experience, the expected value they would add towards XO Group and based on the current salaries for other executive officers. The Committee further determined the base salary amounts to be necessary to recruit Mr. Steib and Ms. Munson to join XO Group.

Signing Bonus

In connection with the commencement of their employment with XO Group, Mr. Steib and Ms. Munson each received a signing bonus in the amount of $200,000 and $50,000, respectively, subject to repayment upon certain terminations following their start date. Mr. Steib’s signing bonus is subject to repayment in full if he is either terminated for “cause” or resigns without “good reason” (as each of those terms are defined in his employment agreement) prior to the first annual anniversary of his start date and if such termination occurs on or following the first annual anniversary of his start date and prior to the second annual anniversary of his start date, then fifty percent (50%) of the signing bonus is subject to repayment. Ms. Munson’s signing bonus is subject to repayment in full if she is either terminated for “cause” or resigns without “good reason” (as each of those terms are defined in her employment agreement) before the first anniversary of her start date. In each case, the Committee believed that the signing bonuses were appropriate as part of the compensation package necessary to recruit Mr. Steib and Ms. Munson to join XO Group.

Long-Term Incentives — Stock Incentive Plan Awards

Our long-term incentive compensation has historically been provided through grants of stock options and restricted stock under our Stock Incentive Plan. Option grants allow the executive to acquire shares of our Common Stock at a fixed price per share, which is the closing market price of our Common Stock on the date of grant, during the term of the option. Historically, our option grants have had 10-year terms, although options granted in 2007 and 2013 to certain executive officers had 5-year terms. Each option generally becomes exercisable in installments over periods ranging up to four years from the grant date. Accordingly, the option grant will provide a return to the executive officer only if the executive officer remains employed during the vesting period, and then only if the market price of our Common Stock appreciates from the option’s exercise price. Restricted stock is issued to executives at par value ($0.01 per share) and generally vests in installments over periods ranging three to four years from the grant date. Accordingly, the restricted stock grant will provide a return to the executive officer only if the executive officer remains employed during the vesting period. The value of the restricted stock to the executive increases as the market price of our Common Stock increases, but because no specific amount of market price appreciation is necessary for a return to be provided to the executive, the number of shares underlying our restricted stock grants is lower relative to the number of shares underlying our stock option grants.

The Committee considers several factors when determining to grant Stock Incentive Plan awards to an executive officer, including long-term incentive compensation awarded within the comparison group of companies, the number of unvested stock-based awards held by the executive, the executive’s performance during the prior year, the executive’s expected contribution to our long-term performance and the retention value of the award. All stock-based awards to executive officers are approved by the Committee, and grants are made on or following the date of the Committee approval. The Committee also approves any stock-based grants in connection with the hiring of an executive officer.

In March 2013, we awarded 40,000 shares of restricted stock to each of Mr. Liu, Mr. Mueller, Ms. Roney, Ms. Evans and Mr. Di Iorio, which will vest in a series of four equal annual installments beginning on March 6, 2014, subject to their continued employment with XO Group through each vesting date. The Committee considered all of the factors listed above when awarding these shares in 2013, with the executives’ expected contribution to our long-term performance weighted most heavily. These awards were part of a larger set of grants that the Committee made to not only our executive officers, but also to a broad range of our employees, to provide them with an incentive to support our long-term success and growth.

In 2013, we awarded Mr. Steib and Ms. Munson with inducement equity grants in accordance with the terms of their respective employment agreements. In September 2013, Mr. Steib received a grant of 125,000 shares of time vested restricted stock, which will vest in a series of four equal annual installments beginning on July 1, 2014, subject to his continued employment with XO Group through each vesting date. He also received stock options for 100,000 shares of common stock, which will vest in a series of four equal annual installments beginning on July 1, 2014, subject to his continued employment with XO Group through each vesting date. Finally, pursuant to his employment agreement, Mr. Steib was also eligible to receive a grant of an aggregate of 125,000 shares of performance-based restricted stock through the end of fiscal year 2016, of which 31,250 shares were granted on September 27, 2013 and subsequently vested on February 4, 2014 based on Mr. Steib’s achievement of certain qualitative operational and strategic objectives towards setting the foundation for future long-term growth of XO Group, including recruiting talent, product focus, product improvement and prioritizing and allocating resources. In November 2013, Ms. Munson received an inducement equity grant of 125,000 shares of time-based restricted stock in connection with the commencement of her employment with XO Group, which will vest in a series of four equal annual installments beginning on November 25, 2014, subject to her continued employment with XO Group through each vesting date.

Long-Term Incentives — Long-Term Incentive Plan

In 2011, the Committee adopted, and our stockholders approved, the 2011 Long-Term Incentive Plan (“LTIP”), pursuant to which our executive officers and other employees may receive compensatory awards based on the achievement of specified performance goals related to the performance of the Company and/or its affiliates.

At the same time, the Committee initiated a program pursuant to the LTIP focusing on the financial performance of the Company over a three-year period running from 2011 to 2013. Under the 2011 – 2013 program, participants (including named executive officers) had the opportunity to earn awards equal in value to their “maximum bonus opportunity” (expressed as a percentage of base salary) multiplied by a “bonus tier” factor, which were based on our financial performance in each of 2011, 2012 and 2013, weighted 50% for “core revenue” and 50% for “core adjusted EBITDA.” For purposes of the LTIP, “core revenue” was determined in accordance with U.S. Generally Accepted Accounting Principles and as reported in our publicly filed financial statements, excluding Ijie.com and SEMplest LLC, and “core adjusted EBITDA” was calculated as net income before: investment income or losses (which includes trading gains and losses on financial assets); income taxes; depreciation and amortization; stock-based compensation; LTIP compensation amounts; impairment of goodwill and intangible assets; income or losses from discontinued operations, Ijie.com and SEMplest LLC; and in each case excluding the impact of certain acquisitions, investments or divestitures. For 2013, the core revenue budget goal was set at $153.7 million and the core adjusted EBITDA budget goal was set at $40.9 million.

The bonus tiers (based on level of achievement of the goals) were:

	Core Revenue	Core Adjusted EBITDA	Bonus Tier
Minimum/Threshold	95.0%	85.0%	35.0%
	97.5%	92.5%	45.0%
Budget	100.0%	100.0%	57.5%
	101.0%	102.0%	75.0%
Maximum	102.0%	104.0%	100.0%

Under the LTIP formula, core revenue and core adjusted EBITDA that falls between bonus tiers was to be determined on a linear basis between the immediately adjacent lower and higher bonus tiers; provided, however, that the bonus tier would be 0% and no award would be earned for a performance goal until at least the minimum/threshold percentages of core revenue or core adjusted EBITDA were achieved and in no event would a maximum bonus tier exceed 100%.

Because the two performance goals were each weighted 50%, the final bonus tier was determined by multiplying the actual bonus tier percentage for core revenue by 50%, multiplying the actual bonus tier percentage for core adjusted EBITDA by 50%, and adding the two resulting percentages together.

The Committee set the LTIP award performance goals and threshold, target and maximum bonus opportunities for our named executive officers based on the Company’s strategic priorities and ultimate business goals for the three-year performance period. Also, the Committee intended to provide that the relative difficulty of achieving the applicable performance goals was consistent from year to year. Further, in establishing the maximum bonus opportunities for each of our named executive officers, the Committee considered bonus opportunities for similar positions in our select group of peer companies set forth above. As a result of this review, the maximum bonus opportunity was 100% of base salary for Mr. Liu, and 85% of base salary for each of the other named executive officers. The threshold, target and maximum LTIP award opportunities for each of our named executive officers for 2013 are included in the “Grants of Plan-Based Awards in 2013” table below in the columns under the heading “Estimated Future Payouts Under Equity Incentive Plan Awards.”

For 2013, we did not achieve the minimum/threshold percentage for either core revenue or core adjusted EBITDA. As a result, none of our named executive officers received any LTIP award in connection with 2013 performance. Pursuant to his employment agreement, Mr. Steib was entitled to an LTIP award for 2013 equal to 50% of the maximum LTIP award he was eligible to earn for 2013, pro-rated based on the service he provided to XO Group in 2013. Accordingly, Mr. Steib received a 2013 LTIP award in the amount of $106,250, which was paid in cash on March 15, 2014.

For 2011 and 2012, the default method of payment of LTIP awards earned during the three-year performance period was in the form of shares of Company common stock. Participants had the option of electing to receive LTIP awards in the form of cash, at one-half of the value that would otherwise have been earned and distributed in the form of equity awards. Each of our named executive officers received their 2011 and 2012 LTIP awards in the form of shares. In addition to the awards that may be made under the LTIP, the Committee had the authority to approve an additional discretionary bonus for exceptional performance or for accomplishments which were not originally considered in the establishment of individual objectives under the LTIP. No such discretionary bonuses were paid to our named executive officers in 2013.

Mr. Liu’s employment agreement provides if there is a change-in-control transaction, thereafter his target bonus opportunity will be 50% of his base salary, his maximum bonus opportunity will be at least 100% of his base salary, and for the purposes of these calculations, his base salary will be assumed to be the greater of $500,000 and his actual base salary in effect on the date of calculation.

Executive Severance and Change-In-Control Agreements

Our executive officers have employment agreements with us which are terminable at any time. Under the agreements for each executive officer except for Mr. Liu and Ms. Roney, if an executive is terminated by us “without cause” or resigns for “good reason,” the executive is entitled to a lump sum payment equivalent to one year’s salary plus continuation of all benefits associated with the executive’s employment during the one year following termination. If Mr. Liu or Ms. Roney is terminated by us “without cause” or resigns for “good reason,” he or she is entitled under the employment agreement to continuation of salary (paid periodically) and benefits for two years following termination. In addition, to the extent any payment made to Mr. Liu or Ms. Evans or for their benefit as a result of a change in control would be subject to an excise tax imposed by Code Section 4999, we have agreed to make a gross-up payment to Mr. Liu and Ms. Evans to cover the excise tax and any taxes incurred by them upon the payment of such gross-up payment. However, note that in connection with Mr. Liu’s transition to Chairman of XO Group, we entered into a new employment agreement with Mr. Liu in April 2014 that removed this tax gross-up payment in its entirety.

In addition, Mr. Steib’s lump sum payment will be increased to two years’ salary if he terminates his employment as a result of (1) a material diminution in his duties as set forth in his employment agreement, (2) a breach of the provision of his employment agreement setting forth Mr. Steib’s general powers and duties of supervision and management of XO Group’s business, or (3) a change in XO Group’s reporting structure whereby Mr. Steib is required to report to an officer other than the CEO or to a CEO other than David Liu, or after June 30, 2014, any one or more of XO Group’s non-CEO executive officers do not report directly to Mr. Steib or his designee.

The terms “without cause” and “good reason” are defined in each executive’s employment agreement and are summarized below.

•	“Without cause” under the employment agreements for our executive officers generally means a termination of the executive’s employment other than for death, disability or “cause” or any resignation by the executive other than for “good reason.”
•	“Cause” under the employment agreements for our executive officers generally means (1) the executive’s failure to perform the principal elements of his or her duties, which failure is not cured within 20 days following written notice, (2) the executive’s conviction of, or plea of nolo contendere to, a felony or any other crime involving dishonesty, fraud, or moral turpitude, (3) the executive’s gross negligence or willful misconduct in connection with the performance of his or her duties and responsibilities, (4) the executive’s failure to comply with rules and policies governing employee conduct or Board directives, or (5) the executive’s breach of any non-disclosure, non-solicitation, non-competition or other restrictive covenant obligations.
•	“Good reason” under the employment agreements for our executive officers generally means (1) any reduction of base salary, (2) the relocation of the executive’s principal place of business outside of New York City (although note that the new employment agreement with Mr. Liu and the amendments to the employment agreements with Mr. Steib and Ms. Munson, in each case, entered into in April 2014 revised this trigger to instead require a more than 20 mile relocation from their principal place of business), or (3) the material diminution of the executive’s responsibilities or authority, any reduction of the executive’s title or a change of the executive’s reporting structure. “Good reason” under Mr. Liu’s and Mr. Steib’s agreements also includes a material breach of their respective agreements by XO Group, the material and repeated interference by the Board with the discharge of their respective duties and responsibilities at any time following a change-in-control transaction. “Good reason” under Mr. Steib’s agreement further includes (1) a material reduction in his annual bonus or LTIP opportunity, (2) any diminution of his title, (3) a material diminution of his duties, authorities or responsibilities as set forth in his employment agreement or any breach of the provision of his employment agreement setting forth Mr. Steib’s general powers and duties of supervision and management of XO Group’s business, and (4) a change in XO Group’s reporting structure whereby (a) Mr. Steib is required to report to an officer other than the CEO or to a CEO other than Mr. Liu, or (b) after June 30, 2014, any one or more of XO Group’s non-CEO executive officers do not report directly to Mr. Steib or his designee. “Good reason” under Ms. Roney’s agreement also includes if she is not the senior-most editorial and creative officer of XO Group immediately following a change-in-control transaction and for two years thereafter.

Upon voluntary termination (unless for “good reason” as described above), termination for cause, death or disability, each of our executive officers would receive benefits available generally to all our employees, including distributions from the 401(k) plan, disability benefits if applicable and accrued vacation pay. With the exception of termination for cause, vested stock options held by each executive officer would remain exercisable for periods also available generally to our employees. Upon termination for cause, all outstanding stock options held by our executive officers would be cancelled immediately and all unvested shares of restricted Common Stock would be forfeited.

In addition to the special change-in-control provisions contained in Mr. Liu’s employment agreement related to our annual incentive plans described above under the heading “Elements of Executive Compensation — Long-Term Incentives — Long-Term Incentive Plan,” he is also entitled to reimbursement of reasonable legal fees and expenses if, after a change-of-control, any dispute arises regarding the provisions of his employment agreement and he prevails to a substantial extent with respect to any claims brought in such dispute.

If there is a change in the ownership of the Company, which occurs on the date that (1) any one person, or more than one person acting as a group, acquires ownership of the stock of the Company that, together with the stock held by such person, constitutes more than 50% of the total voting power of the stock of the Company, or (2) the Company completes the sale of all or substantially all of the Company’s assets, then one hundred percent (100%) of the shares of restricted stock granted to executive officers in 2013 under the Long-Term Incentive Plan would immediately vest. Further, the employment agreements with Mr. Liu, Ms. Roney and Ms. Evans provide that in no event will the terms of the equity awards granted to them with respect to accelerated vesting upon a change in control of XO Group be less favorable than the terms made available to any other executive officer. In addition, if either Ms. Munson’s or Mr. Steib’s employment is terminated in connection with a change of control, then the restricted stock granted to Ms. Munson, and both the time vested restricted stock and options granted to Mr. Steib, in connection with the commencement of their employment with the Company in 2013, will vest in an amount equal to fifty percent (50%) of the amount unvested prior to such termination or, if greater, the amount that would become vested on the first anniversary of the termination (assuming they had continued employment with the Company through such date). Further, the performance vested restricted stock granted to Mr. Steib pursuant to his employment agreement will vest upon an assessment, to be made by the Committee prior to the change in control, that any applicable objective performance goals have been achieved for the then-current or most recent performance period. For Mr. Steib and

Ms. Munson, upon termination in connection with a change in control, any unvested awards granted under the LTIP that are paid in the form of an equity award will become fully vested according to the terms of the LTIP.

For additional information regarding estimates of amounts payable in connection with executive severance or a change-in-control, see the “Potential Payments Upon Termination or Change-In-Control” tables.

Ms. Roney’s Name and Likeness Licensing Agreement

In November 2008, at the time we entered into an employment agreement with Ms. Roney, we also entered into a name and likeness licensing agreement with her, effective as of January 1, 2009. Ms. Roney’s personality is embedded into our brand and our content, such as in the “Ask Carley” columns on our websites and in our magazines, appearances in our broadcast, cable and streaming videos, the primary authorship of our books, the photographs of Ms. Roney in these media, and the story of Ms. Roney’s marriage to Mr. Liu. Ms. Roney also makes frequent public appearances on behalf of XO Group on national and local television and radio and at speaking engagements across the country. We entered into this agreement to compensate Ms. Roney for the use of her name and likeness in these contexts.

Under the name and likeness licensing agreement, Ms. Roney has granted to XO Group the exclusive, worldwide right to use her name and likeness and related items, including photographs, videos and rights to publicity, for any purpose in connection with XO Group’s products and services. Under the terms of the original agreement, we agreed to pay Ms. Roney an annual fee of $100,000 and an annual non-accountable talent expense allowance of $25,000, in each case payable in installments on our regular payroll dates. The talent expense allowance is intended to cover Ms. Roney’s expenses for clothes for television, personal and other appearances while promoting, representing and endorsing XO Group; hair and make-up expenses for maintenance and on-air appearances; and other expenses related to her services for XO Group. Ms. Roney is also entitled to receive royalties of 30% of the annual net revenues derived from the sales of the books she has authored, edited and/or co-written for XO Group.

The term of the name and likeness licensing agreement consists of one or more successive one-year periods. At the conclusion of each one-year period within the term, the term automatically renews for another such period unless either Ms. Roney or XO Group provides written notice to the other party at least 90 days before the end of the current period that the party providing such notice intends to terminate the agreement at the end of such period. Ms. Roney may terminate the agreement at any time if XO Group defaults on any payment obligation and does not cure the default within 30 days of receiving written notice thereof. In addition, the agreement will automatically terminate upon Ms. Roney’s death or permanent disability, or if she is no longer employed by XO Group or any successor entity (except as otherwise described below).

Upon a termination of the name and likeness licensing agreement for any reason, the license provided therein shall become non-exclusive with respect to all products of XO Group in existence (whether publicly available or in development) on the date thereof and will not include a license to use the licensed property in connection with any product created thereafter, but shall otherwise continue in full force and effect in perpetuity, which shall include the right to maintain and/or renew all registrations then obtained or applied for. If Ms. Roney is no longer employed by XO Group following a change-in-control transaction due to her termination by XO Group or its successor without “cause” or her resignation for “good reason” (as those terms are defined in her employment agreement), at the option of XO Group or its successor, the agreement will not terminate if XO Group or its successor proposes in good faith a compensation structure, in addition to the fees payable thereunder, in consideration of her continuation of the license granted thereunder, that is accepted by Ms. Roney and memorialized in a written amendment to the agreement. Notwithstanding any other provision of the agreement, following such a termination, unless XO Group and Ms. Roney enter into a written amendment to the agreement, the license provided by Ms. Roney will terminate with respect to a specified list of products, which include the use of her name in the “Ask Carley” Columns (but not the text of the columns), and personal stories and photos related to Ms. Roney.

In July 2009, Ms. Roney elected to waive the company’s obligation to pay the talent fee and expense allowance that would otherwise be payable for the period July 1, 2009 through December 31, 2009 under the name and likeness licensing agreement. Effective January 2010, Ms. Roney elected to waive the company’s obligation to pay all but $10,000 of the talent fee, and all of the expense allowance, that would otherwise be payable for each annual period beginning in 2010.

In April 2014, XO Group and Ms. Roney entered into an amendment to the name and likeness licensing agreement, which provided that in connection with the license granted under the agreement, Ms. Roney’s duties and responsibilities as an employee of XO Group will include serving as an executive producer (or in comparable positions) and/or on-air talent in connection with the development of television, motion pictures and other video projects by XO Group. The Roney amendment further provides for the conditions under which these services will continue even if Ms. Roney is not employed by XO Group for any reason.

Retirement and Other Benefits

We have a tax-qualified Section 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Under this plan, participants may elect to make pre-tax contributions, not to exceed the applicable statutory income tax limitation (which was $17,500 in 2013). In 2013, we provided a matching contribution equal to 25% of the first 4% of a participant’s salary deferrals. Our contributions to the accounts of our named executive officers are shown in the All Other Compensation column of the Summary Compensation Table below. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code so that contributions by participants to the plan, and income earned on plan contributions, are not taxable to participants until withdrawn from the plan.

Additional benefits received by our named executive officers include Company-funded executive group life insurance; group medical plans and medical and dependent care flexible spending accounts available to salaried employees generally; participation in an employee stock purchase plan available to employees generally; and, in the case of Mr. Liu, a leased automobile.

In recognition of the international nature of the Company’s business, in August 2013, the Committee adopted an International Assignment Allowance and Tax Equalization Policy for the benefit of designated employees, including executive officers, who are expected to work on a temporary basis outside of their home countries. The policy is designed to ensure that while working abroad, a participating employee can maintain the purchasing power similar to what the employee has in the home country, and is kept in a “tax neutral” position relative to the total compensation the employee would have received in the home country absent the work abroad. In connection with the time expected to be spent working in the People’s Republic of China during 2013 by Mr. Liu and Ms. Roney, the Committee designated each of them as eligible to participate in the policy. The Committee approved expense reimbursements and tax equalization under the policy not to exceed an aggregate of $200,000 for both Mr. Liu and Ms. Roney together.

Except as described herein, we generally do not provide perquisites or other personal benefits to our named executive officers. Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. In the future, we may provide perquisites in limited circumstances, such as where we believe they are appropriate to assist our executives in the performance of their duties, to make our executives more efficient and effective, and/or for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Committee.

While we intend to continue to maintain our current benefits and perquisites for our named executive officers, we have discretion to revise, amend, or add to them. We believe these benefits and perquisites are at competitive levels for comparable companies.

Stock Ownership Guidelines

Currently, we have not established stock ownership guidelines for our executive officers. Each of our executive officers retains substantial equity value in XO Group in the form of Common Stock, vested and unvested stock options or unvested restricted stock.

Potential Impact on Compensation from Executive Misconduct

If the Board determines that an executive officer has engaged in fraudulent or intentional misconduct, the Board would take action to remedy the misconduct, prevent its recurrence, and impose such discipline on the wrongdoer as would be appropriate. Discipline would vary depending on the facts and circumstances, and may include, without limitation, (1) termination of employment, (2) initiating an action for breach of fiduciary duty, and (3) if the misconduct resulted in a significant restatement of our financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or rewarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

Policy on Stock Trading and Hedging

We have in place a pre-clearance process for all trades in our securities which all executive officers and other insiders must follow. Executive officers and other insiders are also prohibited from short-selling our Common Stock or engaging in transactions involving traded options, warrants, stock appreciation rights or similar rights whose value is derived from the value of our Common Stock. This prohibition includes, but is not limited to, trading in XO Group-based put and call option contracts, transacting in straddles, and the like.

Tax and Accounting Considerations

In determining executive compensation, the Committee also considers, among other factors, the possible tax consequences to us and to our executives, accounting consequences to us and the impact of certain arrangements on stockholder dilution. However, to maintain maximum flexibility in designing compensation programs, the Committee, while considering these items as factors in determining compensation, will not limit compensation to those levels or types of compensation that are intended to have a particular tax or accounting result, to be deductible by the Company, or to achieve a specific level of stockholder dilution.

Our Committee considers the provisions of Section 162(m) of the Internal Revenue Code and related Treasury Department regulations that generally disallow a tax deduction to publicly held companies for compensation exceeding $1 million paid to such a company’s chief executive officer and each of the three other executive officers (besides the chief financial officer) whose compensation is required to be disclosed to stockholders under the Securities Exchange Act of 1934, as amended, by reason of being the company’s three other most highly compensated executive officers. The limitation applies only to compensation which is not considered to be qualified performance-based compensation, including base salaries, cash bonuses under non-equity incentive plans which have not been approved by our stockholders and grants of service-based restricted stock.

The members of our Committee qualify as outside directors for purposes of granting qualified performance-based compensation that is exempt from the limits on deductibility under Section 162(m). However, the Committee believes that our interests may be best served in certain circumstances by providing compensation that does not qualify as performance-based compensation under Section 162(m) and, accordingly, may grant compensation which may be subject to the $1 million annual limit on deductibility. The Committee will exercise its discretion to award compensation that may be subject to the limits set forth in Section 162(m) when it considers such payments to be appropriate and in the best interest of the Company and our stockholders. The non-performance based compensation paid to our executive officers for 2011, 2012 and 2013 did not exceed the $1 million per executive limit.

Sections 280G and 4999 of the Code provide that executive officers, persons who hold significant equity interests and certain other highly-compensated service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control of XO Group that exceeds certain prescribed limits, and that we (or a successor) may forfeit a deduction on the amounts subject to this additional tax. Further, Section 409A of the Code imposes certain additional taxes on service providers who enter into certain deferred compensation arrangements that do not comply with the requirements of Section 409A. Except as set forth above for Mr. Liu and Ms. Evans, we have not agreed to pay any executive officer, including any named executive officer, a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999. However, note that in connection with Mr. Liu’s transition to Chairman of XO Group, we entered into a new employment agreement with Mr. Liu in April 2014 that removed this tax gross-up payment in its entirety.

Impact of Last Year’s Say-On-Pay Vote

At last year’s Annual Meeting, our stockholders approved the compensation of our named executives with approximately 98% of the votes cast voting in favor. This vote is commonly known as “say-on-pay.” At our 2012 annual meeting, a majority of our shareholders indicated their preference for an annual say-on-pay vote. Our Board subsequently determined that future say-on-pay votes will be held every year until the next vote on the frequency of such advisory votes.

The Committee considered the results of the 2013 say-on-pay vote, and based upon the strong stockholder support, does not believe that our executive compensation program requires material changes. The Committee will continue to consider the views of our stockholders in connection with our executive compensation program and make improvements based upon evolving best practices, market compensation information and changing regulatory requirements.

Compensation Committee Report

The Compensation Committee of the Board of Directors has furnished the following report:

The Committee has reviewed and discussed the Compensation Discussion and Analysis (CD&A) with the Company’s management. Based on that review and discussion, the Committee has recommended to the Board of Directors that the CD&A be included in our Proxy Statement for the 2013 Annual Meeting of Stockholders and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Submitted by the Compensation Committee of the Board of Directors of XO Group Inc.:

Ira Carlin (Chair)
Eileen Naughton

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee Report shall not be deemed to be incorporated by reference into any such filings, unless we specifically incorporate these reports by reference in some other filed document.

Relationship between Compensation Plans and Risk

We believe that the Company’s compensation programs, either individually or in the aggregate, do not encourage executives or employees to undertake unnecessary or excessive risks that are reasonably likely to have a material adverse effect on us. We note the following mitigating factors:

•	The Committee sets the performance goals for our annual Long-Term Incentive Plan. These goals typically are objective financial goals which the Committee believes are appropriately correlated with stockholder value;
•	The use of equity awards fosters executive retention and aligns our executives’ interests with those of our stockholders; and

•	Our compensation policies and programs are designed to encourage employees to remain focused on both short-term and long-term goals through the use of performance-based bonuses, which focus on annual and/or quarterly performance goals, and equity awards, which typically vest over a number of years and therefore encourage employees to focus on long-term performance.

Summary Compensation Table

The following table sets forth information with respect to the compensation of the following executive officers of XO Group for services rendered in all capacities to us for the years ended December 31, 2013, 2012 and 2011. In this Proxy Statement, we refer to these individuals as our Named Executive Officers. This group includes our Chief Executive Officer, each person who served as our Chief Financial Officer in 2013, President, and the three most highly compensated executive officers (other than the Chief Executive Officer, Chief Financial Officer and President) for the year ended December 31, 2013.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards ($)(2)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
David Liu Chief Executive Officer(5)	2013	400,000	—	369,600		—	—	85,743	855,343
	2012	395,000	—	—		—	103,488	18,257	516,745
	2011	370,000	—	333,300		—	276,460	13,479	993,239
Michael Steib(6) President	2013	250,000	306,250	2,025,000		387,900	—	273	2,969,423
	—	—	—	—		—	—	—	—
	—	—	—	—		—	—	—	—
Gillian Munson(7) Chief Financial Officer	2013	35,897	50,000	1,856,250		—	—	201	1,942,348
	—	—	—	—		—	—	—	—
	—	—	—	—		—	—	—	—
John Mueller(8) Former Chief Financial Officer	2013	306,250	—	169,826	(9)	—	—	370,523	846,599
	2012	350,000	—	—		—	76,923	4,065	430,988
	2011	341,667	—	444,400		—	222,359	3,979	1,012,405
Carley Roney Chief Content Officer	2013	325,000	—	369,600		—	—	24,324	718,924
	2012	320,833	—	—		—	71,425	26,390	418,648
	2011	300,000	—	333,300		—	190,588	22,734	846,622
Carol Koh Evans Chief Operating Officer	2013	350,000	—	369,600		—	—	654	720,254
	2012	350,000	—	—		—	76,923	654	427,577
	2011	350,000	—	444,400		—	222,359	654	1,017,413
Nic Di Iorio Chief Technology Officer	2013	350,000	—	369,600		—	—	3,170	722,770
	2012	350,000	—	—		—	76,923	2,841	429,764
	2011	350,000	—	611,050		—	222,359	3,976	1,187,385

(1)	The amount for Mr. Steib for 2013 represents (i) the contractual signing bonus in the amount of $200,000 he received in conjunction with the commencement of his employment with the Company and (ii) his 2013 LTIP award in the amount of $106,250, which was paid in cash on March 15, 2014. The amount for Ms. Munson for 2013 represents the contractual signing bonus she received in conjunction with the commencement of her employment with the Company.
(2)	For Mr. Steib and Ms. Munson, the amounts represent the aggregate grant date fair value of inducement equity grants made in accordance with the commencement of their employment with the Company in 2013 pursuant to the terms of their respective employment agreements. For the remaining named executive officers, the amounts represent the aggregate grant date fair value of service-based restricted stock awards made in 2013. The amounts are computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, or ASC Topic 718, and in accordance with SEC rules. For the assumptions used to determine the grant date fair values, see Note 4 to our Annual Report on Form 10-K for the year ended December 31, 2013. Under our Stock Incentive Plan, restricted stock award recipients pay us the par value for the stock, which is $0.01 per share.
(3)	Amounts represent payments under our 2011 Long-Term Incentive Plan. For each executive officer in 2011 and 2012, the amount represents non-equity incentive plan compensation awarded as stock under our Stock Incentive Plan in February 2012 and March 2013, respectively, based on the closing price per share of our Common Stock reported on the New York Stock Exchange on February 16, 2012 ($9.00) and March 6, 2013 ($9.25), respectively.
(4)	Amounts represent the value of perquisites and other personal benefits which are further detailed below.
(5)	As of March 11, 2014, Mr. Liu is now Chairman and co-founder of the Company.
(6)	Mr. Steib joined the Company as President in July 2013. On March 11, 2014, Mr. Steib was appointed Chief Executive Officer of the Company.
(7)	Ms. Munson joined the Company in November 2013.
(8)	Mr. Mueller left the Company in November 2013.
(9)	This amount represents the incremental fair value of 33,059 outstanding shares of restricted stock awarded to Mr. Mueller pursuant to our 2011 Long-Term Incentive Plan that were modified in connection with his termination to allow such shares to continue to vest through March 2014. The amount is computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, or ASC Topic 718, and in accordance with SEC rules.

Name	Year	XO Group Leased Automobile ($)	XO Group Matched 401(k) Contribution ($)	Group Life Insurance ($)	Other ($)		Total ($)
David Liu	2013	13,586	2,550	654	68,953	(1)	85,743
	2012	13,653	3,950	654	—		18,257
	2011	8,700	4,125	654	—		13,479
Michael Steib	2013	—	—	273	—		273
	2012	—	—	—	—		—
	2011	—	—	—	—		—
Gillian Munson	2013	—	146	55	—		201
	2012	—	—	—	—		—
	2011	—	—	—	—		—
John Mueller	2013	—	2,550	654	367,319	(2)	370,523
	2012	—	3,411	654	—		4,065
	2011	—	3,325	654	—		3,979
Carley Roney(3)	2013	—	2,550	654	21,120		24,324
	2012	—	2,776	654	22,960		26,390
	2011	—	2,681	654	19,399		22,734
Carol Koh Evans	2013	—	—	654	—		654
	2012	—	—	654	—		654
	2011	—	—	654	—		654
Nic Di Iorio	2013	—	2,516	654	—		3,170
	2012	—	2,187	654	—		2,841
	2011	—	3,322	654	—		3,976

(1)	The amount for Mr. Liu in 2013 includes an allowance for certain expenses and a tax gross-up, in each case, relating to Mr. Liu’s assignment to China during the year, which were made pursuant to the Company’s International Assignment Allowance and Tax Equalization Policy.
(2)	Amount for Mr. Mueller represents the lump sum severance and vacation payout made upon his departure from the Company, as well as the cost of continuation coverage pursuant to COBRA for a period of 12 months following his departure from the Company, in each case, consistent with the terms of his existing employment agreement.
(3)	Amounts for Ms. Roney represent payments under the Name and Likeness Licensing Agreement by and between XO Group Inc. and Ms. Roney, effective as of January 1, 2009, as amended.

Grants of Plan-Based Awards in 2013

The following table sets forth information concerning awards under our equity and non-equity incentive plans granted to each of the Named Executive Officers in 2013, including performance-based awards.

			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Market Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Approval Date	Threshold (#)	Target (#)	Maximum (#)
David Liu	3/6/2013	3/6/2013	140,000	230,000	400,000	40,000				9.25	369,600
Michael Steib	9/27/2013	9/27/2013	37,250	61,125	106,250	125,000				12.97	1,620,000
	9/27/2013	9/27/2013	31,250	31,250	31,250					12.97	405,000
	9/27/2013	9/27/2013					100,000	(3)	12.97		387,900
Gillian Munson	11/25/2013	11/25/2013	10,280	16,880	29,340	125,000				14.86	1,856,250
John Mueller	3/6/2013	3/6/2013	104,300	171,150	297,500	40,000				9.25	369,600
Carley Roney	3/6/2013	3/6/2013	96,850	158,925	276,250	40,000				9.25	369,600
Carol Koh Evans	3/6/2013	3/6/2013	104,300	171,150	297,500	40,000				9.25	369,600
Nic Di Iorio	3/6/2013	3/6/2013	104,300	171,150	297,500	40,000				9.25	369,600

(1)	Amounts represent the threshold, target and maximum awards that could be earned by the executive officer under our 2011 Long-Term Incentive Plan and are prorated with respect to Mr. Steib and Ms. Munson based on the commencement of their employment in 2013. Awards are based on a combination of our performance as measured by revenue and EBITDA. As we did not achieve the minimum/threshold performance objectives, none of the named executive officers received any payment for their 2013 LTIP award.
(2)	25% of each award in this column vested (or will vest) on the first anniversary of the grant date (except for Mr. Steib’s grant, which 25% of the award vests on the first anniversary of his start date of July 1, 2013), and the remaining 75% will vest thereafter in three equal annual installments on each subsequent anniversary. Under our Stock Incentive Plan, restricted stock award recipients pay us the par value for the stock, which is $0.01 per share.
(3)	This award will vest in a series of four equal annual installments beginning on July 1, 2014, subject to Mr. Steib’s continued employment with XO Group through each vesting date.

Outstanding Equity Awards at December 31, 2013

The following table sets forth information concerning outstanding equity awards for each of the Named Executive Officers at December 31, 2013.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David Liu	128,667	0			4.00	6/30/2014
							96,952	(3)(4)(5)(6)	1,440,707
Michael Steib	0	100,000	(7)		12.97	9/27/2018
							156,250	(8)(9)	2,321,875
Gillian Munson							125,000	(10)	1,857,500
John Mueller							33,059	(17)	491,257
Carley Roney							83,930	(3)(6)(13)(14)	1,247,200
Carol Koh Evans							93,059	(6)(11)(12)(15)	1,382,857
Nic Di Iorio							100,559	(6)(11)(12)(16)	1,494,307

(1)	For Mr. Liu’s options shown, the expiration date is the 10th anniversary of the date the option was granted. For Mr. Steib’s options shown, the expiration date is the 5th anniversary of the date the option was granted.
(2)	Calculated by multiplying the number of restricted shares of Common Stock by the closing price per share of our Common Stock reported on the New York Stock Exchange on December 31, 2013 ($14.86).
(3)	The number includes shares that relate to a February 2011 award of 30,000 shares, the first 25% of which vested on the first anniversary of the award date and the remaining 75% of which began to vest thereafter in three equal annual installments on each subsequent anniversary.
(4)	The number includes shares that relate to a February 2012 award of 30,752 shares, which will vest on the second anniversary of the award date.
(5)	The number includes shares that relate to a March 2013 award of 11,200 shares, which will vest on the first anniversary of the award date.
(6)	The number includes shares that relate to a March 2013 award of 40,000 shares, which will vest in four equal annual installments beginning on the first anniversary of the award date.
(7)	The number includes shares that relate to a September 2013 award of options to purchase 100,000 shares of common stock, made in accordance with Mr. Steib’s employment agreement, in conjunction with the commencement of his employment with the Company, which will vest in four equal annual installments beginning on July 1, 2014.
(8)	The number includes shares that relate to a September 2013 award of 125,000 shares, made in accordance with Mr. Steib’s employment agreement, in conjunction with the commencement of his employment with the Company, which will vest in four equal annual installments beginning on the first anniversary of the award date.
(9)	The number includes shares that relate to a September 2013 award of 31,250 shares, which vested on February 4, 2014.

(10)	The number includes shares that relate to a November 2013 award of 125,000 shares, made in accordance with Ms. Munson’s employment agreement, in conjunction with the commencement of her employment with the Company, which will vest in four equal annual installments beginning on the first anniversary of the award date.
(11)	The number includes shares that relate to a February 2012 award of 24,734 shares, which vested on the second anniversary of the award date.
(12)	The number includes shares that relate to a March 2013 award of 8,325 shares, which vested on the first anniversary of the award date.
(13)	The number includes shares that relate to a February 2012 award of 21,200 shares, which vested on the second anniversary of the award date.
(14)	The number includes shares that relate to a March 2013 award of 7,730 shares, which will vest on the first anniversary of the award date.
(15)	The number includes shares that relate to a February 2011 award of 40,000 shares, the first 25% of which vested on the first anniversary of the award date and the remaining 75% of which began to vest thereafter in three equal annual installments on each subsequent anniversary.
(16)	The number includes shares that relate to a February 2011 award of 55,000 shares, the first 25% of which vested on the first anniversary of the award date and the remaining 75% of which began to vest thereafter in three equal annual installments on each subsequent anniversary.
(17)	The number of shares of restricted stock awarded to Mr. Mueller pursuant to our 2011 Long-Term Incentive Plan that were modified in connection with his termination to allow such shares to continue to vest through March 2014.

Option Exercises and Stock Vested in 2013

The following table sets forth information concerning the number of shares acquired and the value realized by the Named Executive Officers as a result of restricted stock vesting in 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
David Liu	49,164	370,389	18,425	169,750
Michael Steib	—	—	—	—
Gillian Munson	—	—	—	—
John Mueller	—	—	20,925	192,575
Carley Roney	6,817	49,151	18,425	169,750
Carol Koh Evans	—	—	20,925	192,575
Nic Di Iorio	—	—	24,675	226,812

(1)	Value realized on exercise is based on the market value of our Common Stock on the date of exercise (closing price) less the exercise price, multiplied by the number of shares underlying the exercised options.
(2)	Value realized on vesting is based on the market value of our Common Stock on the date of vesting (closing price), multiplied by the number of restricted shares.

Potential Payments upon Termination or Change-in-Control

As described above under the heading “Compensation Discussion and Analysis,” upon voluntary termination, termination for cause, death or disability, each of our Named Executive Officers would receive benefits available generally to all our employees. The tables below describe and quantify additional compensation that would have become payable to the Named Executive Officers in connection with an involuntary termination of their employment or a change in control of XO Group on December 31, 2013. Where applicable, the amounts payable assume a $14.86 fair value of our Common Stock (the closing price of our Common Stock on December 31, 2013).

Involuntary Termination

Name	Salary-Based Payments ($)	XO Group Leased Automobile ($)(4)	Health, Group Life Insurance and Related Benefits ($)	Total ($)
David Liu(1)	800,000	27,173	14,404	841,577
Michael Steib(2)	500,000	—	4,172	504,172
Gillian Munson(2)	350,000	—	654	350,654
Carley Roney(1)(3)	650,000	—	1,308	651,308
Carol Koh Evans(2)	350,000	—	7,202	357,202
Nic Di Iorio(2)	350,000	—	7,202	357,202

(1)	Severance consists of payment of base salary, at the rate in effect at the time of termination, for two years following termination and receipt of all benefits (other than vesting of equity awards) during such period. For Mr. Liu, if such involuntary termination occurred in connection with or following a change in control of XO Group, his base salary for such purpose is the greater of his actual base salary at such time and $500,000, and therefore his salary-based severance payment in such case would be $1,000,000 and the total amount would be $1,041,577.
(2)	Severance consists of an amount equal to one year of base salary in the amount in effect at the time of termination payable in a lump sum at termination and receipt of all benefits (other than vesting of equity awards) during the one year period following termination. For Mr. Steib, the salary-based payment would alternatively be $1,000,000 (two years’ of base salary) and thus, the total amount would be $1,004,172 if Mr. Steib terminated his employment for good reason as a result of (1) a material diminution in his duties as set forth in his employment agreement, (2) a breach of the provision of his employment agreement setting forth his general powers and duties of supervision and management of the Company’s business, or (3) a change in XO Group’s reporting structure whereby he is required to report to an officer other than the CEO or to a CEO other than David Liu, or after June 30, 2014, any one or more of XO Group’s non-CEO executive officers do not report directly to Mr. Steib or his designee.
(3)	Payments under Name and Likeness Licensing Agreement will terminate unless the parties enter into a written agreement.
(4)	Estimate based on the payments made by XO Group for 2013.

John Mueller Separation Agreement

In connection with his departure from the Company and consistent with the terms of existing employment agreement, we entered into a Separation and Release Agreement with Mr. Mueller on December 16, 2013. Pursuant to the separation agreement, in exchange for a general release of claims against XO Group and his continued compliance with the obligations and restrictions set forth in his Employee Non-Disclosure, Non-Competition and Invention Assignment with XO Group, (i) Mr. Mueller was paid a lump sum severance payment of $350,000, less applicable withholding taxes, which represented twelve (12) months of his base salary, (ii) he will continue to vest in his outstanding shares of time-based restricted stock awards under the LTIP through March 2014 (aggregate of 33,059 shares of restricted stock), and (iii) he will receive reimbursement of the cost of continuation coverage pursuant to COBRA for twelve (12) months following his departure from the Company.

Change-In-Control

	Accelerated Vesting(1)
Name	Stock Options ($)(2)	Restricted Stock ($)(3)	Total ($)
David Liu	—	1,032,057	1,032,057
Michael Steib	94,500	1,160,938	1,255,438
Gillian Munson	—	928,750	928,750
Carley Roney	—	838,550	838,550
Carol Koh Evans(4)	—	937,057	937,057
Nic Di Iorio	—	491,257	491,257

(1)	As described above under the heading “Compensation Discussion and Analysis,” certain unvested restricted stock and options would be subject to accelerated vesting in connection with a change in control. This includes (i) one hundred percent (100%) of the unvested shares of restricted stock granted under the Long-Term Incentive Plan, (ii) fifty percent (50%) of the unvested shares subject to Mr. Steib’s and Ms. Munson’s time vested restricted and options, as applicable, granted in connection with the commencement of their employment, which vests upon their involuntary termination in connection with a change in control and (iii) one hundred percent (100%) of the unvested shares of the performance vested restricted stock granted to Mr. Steib in 2013, which vests upon his involuntary termination in connection with a change in control. In addition, the employment agreements with Mr. Liu, Ms. Roney and Ms. Evans provide that in no event will the terms of the equity awards granted to them with respect to accelerated vesting upon a change in control of XO Group be less favorable than the terms made available to any other executive officer. Accordingly, the amounts in the table above for Mr. Liu, Ms. Roney and Ms. Evans also include the same fifty percent (50%) acceleration of the unvested shares subject to their regular time vested restricted stock awards that would apply in the same manner as the acceleration for Mr. Steib’s and Ms. Munson’s time vested restricted stock awards.
(2)	Amounts represent the excess of the market value of our Common Stock on December 31, 2013 over the exercise price of the option ($12.97), multiplied by the number of shares underlying the options subject to accelerated vesting.
(3)	Amounts represent the fair market value of our Common Stock on December 31, 2013 multiplied by the number of restricted shares subject to accelerated vesting.
(4)	XO Group estimates that the payment of any severance benefits to Ms. Evans (including any acceleration of her equity-based awards) would not trigger an excise tax under Code Section 4999. For purposes of this calculation, XO Group has assumed that the executive’s outstanding equity awards would be accelerated and terminated in exchange for a cash payment upon the change in control. As described above, none of the other named executive officers has rights to gross-up payments for excise taxes under Code Section 4999.

Compensation of Directors in 2013

Our policies effective in 2013 for cash and equity compensation to our non-employee directors were as follows:

Annual Service.  Each non-employee director will receive a grant of 7,500 restricted shares of Common Stock upon initial appointment to the Board, which vest in three equal annual installments upon the director’s completion of each year of Board service over the three-year period measured from the grant date. In addition, on the date of each Annual Meeting of Stockholders, each non-employee director who is to continue to serve as a non-employee Board member will receive a grant of 2,500 restricted shares of Common Stock, which vest upon the director’s completion of one year of Board service measured from the grant date.

Annual Fee.  Each non-employee director is paid an annual fee of $25,000 in quarterly installments.

Committee Service.  In addition to the fee set forth above, the Chairperson of the Audit Committee is paid an annual fee of $10,000, and the Chairperson of each of the Compensation Committee, Nominating and Corporate Governance Committee and Executive Committee is paid an annual fee of $5,000, as compensation for the additional responsibilities and duties of the position. In addition to the fees set forth above, each member of the Executive Committee is paid a fee of $1,500 per committee meeting attended in person and $1,000 per committee meeting attended by telephone or other electronic means.

We also reimburse our directors for travel and other out-of-pocket costs incurred in connection with their attendance at meetings of the Board.

The following table sets forth information concerning the compensation for our non-employee directors in 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Charles Baker	40,000	25,550	65,550
Ira Carlin	35,500	25,550	61,050
Eileen Naughton	25,000	25,550	50,550
Peter Sachse	25,000	25,550	50,550
Elizabeth Schimel	25,000	25,550	50,550
Michael Zeisser(2)	12,500	87,825	100,325

(1)	Amounts represent the aggregate grant date fair value of service-based restricted stock awards computed in accordance with ASC Topic 718, and in accordance with SEC rules. On May 29, 2013, Mr. Baker, Mr. Carlin, Ms. Naughton, Mr. Sachse and Ms. Schimel were each granted 2,500 restricted shares of Common Stock with a grant date value of $25,550. These restricted shares will vest on May 29, 2014. On July 1, 2013, Mr. Zeisser was granted 7,500 restricted shares of Common Stock with a grant date value of $87,825. These restricted shares will vest in three equal annual installments upon Mr. Zeisser’s completion of each year of Board service over the three-year period measured from the grant date. At December 31, 2013, the number of unvested restricted shares of Common Stock outstanding was: Mr. Baker, 2,500; Mr. Carlin, 2,500; Ms. Naughton, 2,500; Mr. Sachse, 2,500; Ms. Schimel, 2,500; and Mr. Zeisser, 7,500.
(2)	Mr. Zeisser was appointed to the Board in July 2013.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee during the year ended December 31, 2013 were Mr. Carlin and Ms. Naughton.

During 2013:

•	none of the members of the Compensation Committee was an officer (or former officer) or employee of XO Group or any of its subsidiaries;
•	none of the members of the Compensation Committee had a direct or indirect material interest in any transaction in which XO Group was a participant and the amount involved exceeded $120,000;

•	none of our executive officers served on the compensation committee (or another board committee with similar functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served on our Compensation Committee;
•	none of our executive officers was a director of another entity where one of that entity’s executive officers served on our Compensation Committee; and
•	none of our executive officers served on the compensation committee (or another board committee with similar functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served as a director on our Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

General

On an ongoing basis, the Audit Committee is required by its charter to review all related party transactions (those transactions that are required to be disclosed in this Proxy Statement by SEC Regulation S-K, Item 404 and under NYSE rules), if any, for potential conflicts of interest, and all such transactions must be approved by the Audit Committee. Set forth below is summary information concerning the relationships and transactions that were reviewed and approved by the Audit Committee on March 11, 2014. The policies and procedures with respect to such review are not in writing other than the requirement for such review pursuant to the Audit Committee charter. As stated in the charter, the Audit Committee believes that its policies and procedures with respect to such review should remain flexible in order to best react to changing conditions and circumstances.

Macy’s, Inc.

Peter Sachse served as one of our directors from October 2006 through April 2007, and as an observer on our Board of Directors from April 2007 to February 2010. In February 2010, Mr. Sachse was again appointed as a director and currently serves in that role. Mr. Sachse has been employed by Macy’s since June 2003, and currently serves as Chief Stores Officer of Macy’s, Inc.

For the year ended December 31, 2013, our consolidated revenues from Macy’s were approximately $4.69 million. Approximately $2.57 million was derived from online advertising and $2.12 million from registry commissions.

Google Inc.

Eileen Naughton has served as one of our directors since October 2006. Ms. Naughton has been employed by Google since September 2006, and currently serves as Google’s Vice President, Global Accounts & Agencies.

For the year ended December 31, 2013, our consolidated revenues from Google were approximately $436,000. We also recorded expenses paid to Google of approximately $147,000.

In December 2008, we entered into a content hosting services agreement with Google related to distribution of certain of our video content through its YouTube service. We are entitled to a percentage of advertising revenue received by YouTube sold against our content, and Google is entitled to a percentage of advertising revenue received by us embedded in our content.

In May 2012, we entered into a publishing agreement with Google related to the distribution of publications in digital format through its Google Play service. We are entitled to a percentage of revenue received by Google from the sale of such publications.

We have also entered into various content license agreements with Google whereby we are permitted to use and display certain Google content, such as Google Maps, on our websites, and make available certain Google products and services to our website users. There are no payments made by us and Google to each other in connection with these agreements.

Indemnification of our Officers and Directors

Our Certificate of Incorporation eliminates, subject to certain exceptions, directors’ personal liability to us or our stockholders for monetary damages for breaches of fiduciary duties. The Certificate of Incorporation does not, however, eliminate or limit the personal liability of a director for (1) any breach of the director’s duty of loyalty to us or our stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (4) for any transaction from which the director derived an improper personal benefit.

Our Bylaws provide that we shall indemnify our directors and executive officers to the fullest extent permitted under the Delaware General Corporation Law, and may indemnify our other officers, employees and other agents as set forth in the Delaware General Corporation Law. In addition, we have entered into indemnification agreements with our directors and officers. The indemnification agreements contain provisions that require us, among other things, to indemnify our directors and executive officers against certain liabilities (other than liabilities arising from intentional or knowing and culpable violations of law) that may arise by reason of their status or service as our directors or executive officers or other entities to which they provide service at our request and to advance expenses they may incur as a result of any proceeding against them as to which they could be indemnified. We believe that these provisions and agreements are necessary to attract and retain qualified directors and officers. We have obtained an insurance policy covering our directors and officers for claims that such directors and officers may otherwise be required to pay or for which we are required to indemnify them, subject to certain exclusions.

PROPOSAL TWO — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Audit Committee of the Board of Directors has reappointed the firm of Ernst & Young LLP, the independent registered public accounting firm for XO Group during the year ended December 31, 2013, to serve in the same capacity for the year ending December 31, 2014, and is asking the stockholders to ratify this appointment. Representatives of the firm of Ernst & Young are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The appointment of independent auditors is made annually by the Audit Committee and subsequently submitted to the stockholders for ratification. Before making its appointment of Ernst & Young, the Audit Committee carefully considered that firm’s qualifications as the independent registered public accounting firm for XO Group. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Committee has expressed its satisfaction with Ernst & Young in all of these respects.

Fees

Audit Fees

The aggregate fees billed by Ernst & Young for professional services rendered for the audit of our annual financial statements, the reviews of the financial statements included in our quarterly reports on Form 10-Q and for other attest services, primarily consents related to SEC registration statements, were $878,000 and $1,215,160 for 2013 and 2012, respectively.

Audit-Related Fees

No audit-related services were rendered during 2013 or 2012.

Tax Fees

The aggregate fees billed by Ernst & Young for tax compliance, tax consulting and tax planning services were $120,650 and $314,920 for 2013 and 2012, respectively.

All Other Fees

The aggregate fees billed by Ernst & Young for other services, consisting of the Ernst & Young online accounting reference tool, were $2,170 and $1,850 for 2013 and 2012, respectively. No other services were rendered by Ernst & Young during 2013 and 2012 other than those described above.

Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and permissible non-audit services and has considered whether the provision of the services covered by the categories “Tax Fees” and “All Other Fees” are compatible with maintaining the independence of Ernst & Young. The Audit Committee has authorized each of its members to pre-approve audit, audit-related, tax and non-audit services, provided that such approved service is reviewed with the full Audit Committee at its next meeting.

As early as practicable in each year, Ernst & Young provides to the Audit Committee a schedule of the audit and other services that they expect to provide or may provide during the year. The schedule will be specific as to the nature of the proposed services, the proposed fees, and other details that the Audit Committee may request. The Audit Committee will by resolution authorize or decline the proposed services. Upon approval, this schedule will serve as the budget for fees by specific activity or service for the year.

A schedule of additional services proposed to be provided by Ernst & Young or proposed revisions to services already approved, along with associated proposed fees, may be presented to the Audit Committee for their consideration and approval at any time. The schedule will be specific as to the nature of the proposed service, the proposed fee, and other details that the Audit Committee may request. The Audit Committee will by resolution authorize or decline authorization for each proposed new service.

Vote Required

The affirmative vote of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee believes that such a change would be in our and our stockholders’ best interests.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” the ratification of the selection of Ernst & Young LLP to serve as XO Group’s independent registered public accounting firm for the year ending December 31, 2014.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The charter of the Audit Committee of the Board of Directors specifies that the purpose of the Committee is to assist the Board of Directors in its oversight of:

•	the integrity of XO Group’s financial statements;
•	the adequacy of XO Group’s system of internal accounting and financial controls;
•	the appointment, engagement and performance of the independent registered public accounting firm and the evaluation of the independent auditors’ qualifications and independence; and
•	XO Group’s compliance with legal and regulatory requirements.

In discharging its responsibilities, the Committee is not itself responsible for the planning or the performance of audits, or for any determination that XO Group’s financial statements are complete and accurate, or in accordance with generally accepted accounting principles. Management is responsible for the preparation, presentation, and integrity of XO Group’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by XO Group. XO Group’s independent registered public accounting firm, Ernst & Young LLP, is responsible for auditing XO Group’s financial statements and for reviewing XO Group’s unaudited interim financial statements.

The members of our Audit Committee during the year ended December 31, 2013 were Mr. Baker, Ms. Naughton and Ms. Schimel.

The Committee met five times in 2013. The Committee’s meetings included separate discussions with management and Ernst & Young.

As part of its oversight of XO Group’s financial statements, the Committee reviewed and discussed with both management and Ernst & Young all annual financial statements and quarterly operating results before their issuance. Management represented to the Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles. The Committee discussed with Ernst & Young the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380) as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, including the quality of XO Group’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee also discussed with Ernst & Young the critical accounting policies and practices used in the preparation of XO Group’s annual consolidated financial statements and whether there were any audit problems.

The Committee discussed with Ernst & Young that firm’s independence from XO Group and management. The Committee obtained and reviewed the written disclosures and letter pursuant to Rule 3526 of the PCAOB and provided to the Committee by Ernst & Young. The Committee also discussed with Ernst & Young:

•	the firm’s internal quality control procedures;
•	any material issues raised by the most recent internal quality control review (or peer review) of the firm; and
•	all relationships between the firm and XO Group.

The Committee reviewed and pre-approved the fees for services rendered by Ernst & Young for 2013 and considered whether the provision of non-audit services by Ernst & Young in 2013 was compatible with maintaining the auditors’ independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in XO Group’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

The Committee has appointed Ernst & Young as XO Group’s independent registered public accounting firm for the year ending December 31, 2014.

Submitted by the Audit Committee of the Board of Directors of XO Group Inc.:

Charles Baker (Chair)
Eileen Naughton
Elizabeth Schimel

PROPOSAL THREE — APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE
2009 STOCK INCENTIVE PLAN

The XO Group Inc. 2009 Stock Incentive Plan was originally adopted by our Board of Directors in March 2009 and approved by the stockholders in May 2009. At the Annual Meeting, stockholders are now being asked to approve the amended and restated 2009 Stock Incentive Plan (the “Incentive Plan”), increasing the number of shares authorized for issuance under the Incentive Plan by an additional 2,700,000 shares. On April 15, 2014, our Board of Directors approved the amendment and restatement of the Incentive Plan, increasing the authorized share reserve under the Incentive Plan, subject to the approval of the Company’s stockholders at the Annual Meeting.

The purpose of the Incentive Plan is to advance the interests of the Company’s stockholders by enhancing our ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of the Company’s stockholders. Our Board of Directors believes that the approval of the amended and restated Incentive Plan is important to our continued success. In particular, we believe that the awards permitted under the Incentive Plan are vital to our ability to attract and retain outstanding and highly skilled individuals and our ability to motivate our employees to achieve the Company’s goals.

The following is a summary of the principal features of the amended and restated Incentive Plan. This summary, however, does not purport to be a complete description of all of the provisions of the amended and restated Incentive Plan. It is qualified in its entirety by reference to the full text of the amended and restated Incentive Plan, a copy of which is attached as Exhibit A to this Proxy Statement. Any stockholder who wishes to obtain a copy of the Incentive Plan may do so by written request to the Company, at 195 Broadway, 25th Floor, New York, New York 10007, Attention: Corporate Secretary.

General

The Incentive Plan will allow us the flexibility to achieve our goals and incentivize our service providers through awards of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other stock and cash-based awards. Each of these is referred to individually as an “award.” Below is a summary of certain features of the Incentive Plan that are consistent with good corporate governance practices and reflect our commitment to effective management of equity compensation:

•	The Company recognizes that “evergreen” share reserve provisions have the potential for built-in dilution to stockholder value. Therefore to address potential stockholder concerns, the Incentive Plan does not include an “evergreen” share reserve provision.
•	The exercise price of any outstanding award may not be reduced, whether through amendment, cancellation or replacement grants with options, other awards and/or cash, or by any other means without stockholder approval.
•	The Incentive Plan includes specific performance goals and limitations on the number of shares and the value of awards that may be granted under the Incentive Plan so that awards granted under the Incentive Plan may be designed to qualify as qualified performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). These provisions will allow the Company to maximize the income tax deductions that it may take for awards issued under the Incentive Plan.

•	Restricted stock and restricted stock unit awards are subject to certain minimum vesting requirements. Specifically, such awards that are subject to solely time-based vesting may vest no faster than 1/3rd of the award on each annual anniversary of the grant date (except that restricted stock awards made to non-employee directors at the Company’s annual meeting of stockholders may vest on the 1-year anniversary of the grant date) and such awards that do not vest solely based on the passage of time may not vest before the 1-year anniversary of the grant date. Notwithstanding the foregoing, such limitations will not apply to awards granted with respect to up to 10% of the total shares authorized for issuance under the Incentive Plan.

We are committed to effectively managing our equity compensation programs while minimizing shareholder dilution and have structured this proposal with these objectives in mind. Accordingly, in early 2014, we conducted a review of the number of shares subject to the Company’s outstanding awards under the Incentive Plan and the Company’s Amended and Restated 1999 Stock Incentive Plan (commonly referred to as “overhang”), as well as the Company’s prior annual grant rate under these plans (commonly referred to as “annual burn rate”), and evaluated these amounts in light of the annual burn rate of a peer group of companies (including companies identified as peer companies by ISS). Following this review, we determined that it was appropriate to strive to limit our 2014, 2015, and 2016 average annual burn rate to 7.25% to more closely align our equity compensation program with shareholder interests. We believe that, absent a merger or acquisition, the hiring of an executive, or other extraordinary events, the 2,700,000 shares requested pursuant to this proposal will be sufficient for the Company to offer appropriate equity awards through our 2017 Annual Meeting.

All awards made under the Incentive Plan are discretionary. Therefore, the benefits and amounts that will be received or allocated under the Incentive Plan are not determinable.

As of April 15, 2014, the fair market value of one share of our common stock was $10.43.

Summary of Our Existing Equity Plans

The following table provides certain additional information regarding our existing equity plans (except our 2009 Employee Stock Purchase Plan):

As of April 3, 2014
Total Stock Options Outstanding	278,667
Total Restricted Stock Awards Outstanding	1,650,575
Weighted-Average Exercise Price of Stock Options Outstanding	$8.83
Weighted Average Duration of Stock Options Outstanding	2.52 years
Total Shares Available For Grant under the Incentive Plan	412,219
Total Common Stock Outstanding	26,794,272

Share Reserve and Individual Award Limits

The maximum aggregate number of shares of Company common stock issuable under the Incentive Plan is (A) 3,700,000 shares, which includes an additional 2,700,000 shares added in connection with this proposal, plus (B) such additional number of shares as is equal to the sum of (i) the number of shares reserved for issuance under the Company’s Amended and Restated 1999 Stock Incentive Plan that remained available for grant under such plan as of May 20, 2009 and (ii) any shares subject to awards granted under the Company’s Amended and Restated 1999 Stock Incentive Plan that expire, terminate or are otherwise surrendered, canceled, forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right (subject, however, in the case of incentive stock options to any limitations of the Code); provided that in no event will the sum of (i) and (ii) above exceed 4,829,344 shares.

Under the Incentive Plan, the maximum number of shares with respect to which awards may be granted to any participant under the Incentive Plan may not exceed 500,000 shares per calendar year, provided, however, that for the calendar year in which such person first commences services to the

Company, the limit shall be increased to 1,000,000 shares. For purposes of this limit, the combination of a stock option in tandem with a stock appreciation right is treated as a single award. In addition, the maximum number of shares with respect to which awards may be granted to directors who are not employees of the Company at the time of grant is 1% of the maximum number of shares authorized for issuance under the Incentive Plan. The maximum amount of cash payable under a performance-based award may not exceed $1,000,000 per participant per calendar year.

In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of our common stock other than an ordinary cash dividend, the Board of Directors will make equitable adjustments to the maximum number and type of shares or other securities that may be issued under the Incentive Plan, the maximum number and type of shares that may be granted to any participant in any calendar year, the number and type of shares subject to outstanding awards, the exercise price or grant price of outstanding awards and other necessary adjustments in connection with the Incentive Plan.

For purposes of counting the number of shares available for the grant of awards under the Incentive Plan and the limit applicable to non-employee director awards, (i) all shares covered by stock appreciation rights shall be counted against the number of shares available for the grant of awards, unless the stock appreciation rights may be settled only in cash, in which case, they are not counted; (ii) if any award (A) expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part or (B) results in any shares not being issued, the unused shares shall again be available for the grant of awards; provided the foregoing is subject to any limitations under the Code applicable to incentive stock options; and provided further that the full number of shares subject to any stock-settled stock appreciation rights shall be counted against the shares available under the Incentive Plan and the applicable sublimits in proportion to the portion of the stock appreciation rights actually exercised regardless of the number of shares actually settled upon exercise of the stock appreciation rights; (iii) shares delivered to the Company to (A) purchase shares upon the exercise of an award or (B) satisfy tax withholding obligations (including shares retained from the award creating the tax obligation) shall not be added back to the number of shares available for the future grant of awards; and (iv) shares repurchased by the Company on the open market using the proceeds from the exercise of an award shall not increase the number of shares available for future grant of awards.

Administration

The Incentive Plan provides that it shall be administered by the Board of Directors, provided the Board of Directors may delegate certain authority under the Incentive Plan to one or more committees or subcommittees of the Board of Directors or one or more officers of the Company to the extent permitted by applicable laws (collectively, referred to as the “Administrator”). The Board of Directors has delegated certain authority related to the Incentive Plan to the Compensation Committee of the Board of Directors, provided that, while the Compensation Committee has the authority to review and recommend non-employee director grants, any such awards to our non-employee directors must be approved by the Board of Directors. The Administrator has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the Incentive Plan and to interpret the provisions of the Incentive Plan and any award agreements entered into under the Incentive Plan.

Subject to the provisions of the Incentive Plan, the Administrator has the power to select the recipients of awards, to determine the number of shares subject to any award, to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to awards, to determine whether, and the extent to which, adjustments are required under the Incentive Plan, and to determine the terms and conditions of awards.

The Administrator may also modify awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Incentive Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

Eligibility and Types of Awards under the Incentive Plan

The Incentive Plan permits the granting of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other stock and cash-based awards. Employees, officers, directors, consultants and advisors of the Company and its subsidiaries and of other business ventures in which the Company has a controlling interest are eligible to be granted awards under the Incentive Plan. As of April 15, 2014, approximately 700 persons were eligible to participate in the Incentive Plan, including the Company’s 9 executive officers and 6 non-employee directors.

Options

The Administrator may grant nonstatutory stock options or incentive stock options (which are entitled to potentially favorable tax treatment) under the Incentive Plan. The Administrator will determine the number of shares covered by each stock option granted to a participant and all other terms and conditions applicable to the stock option. The term of a stock option will not exceed 10 years from the grant date. The stock option exercise price is established by the Administrator and must be at least 100% of the fair market value of a share on the grant date. Consistent with applicable laws, regulations and rules, and to the extent authorized by the Administrator, payment of the exercise price of stock options may be made in one of more of the following: (i) cash or check, (ii) broker assisted cashless exercise, (iii) shares of our common stock, (iv) net exercise, (v) delivery to the Company of a promissory note, (vi) any other lawful means, or (vii) any combination of these permitted forms of payment. Unless otherwise approved by the Company’s stockholders, the Incentive Plan prohibits decreasing the exercise price of an option or cancelling an option and replacing it with an award with a lower exercise price.

Stock Appreciation Rights

The Administrator may grant stock appreciation rights under the Incentive Plan. Stock appreciation rights typically provide for the right to receive the appreciation in the fair market value of our common stock between the grant date and the exercise date. The Administrator may grant stock appreciation rights either alone or in tandem with a stock option granted under the Incentive Plan. The Administrator will determine the number of shares covered by each stock appreciation right and all other terms and conditions applicable to the stock appreciation right. Stock appreciation rights are generally subject to the same terms and limitations applicable to options or, when granted in tandem with an option, to the same terms as the option. Stock appreciation rights may be paid in cash or shares or any combination of both, as determined by the Administrator, in its sole discretion. Unless otherwise approved by the Company’s stockholders, the Incentive Plan prohibits decreasing the exercise price of a stock appreciation right or canceling a stock appreciation right and replacing it with an award with a lower exercise price.

Restricted Stock

The Administrator may award shares of restricted stock under the Incentive Plan. Shares of restricted stock are shares that vest in accordance with the terms and conditions established by the Administrator in its sole discretion. The Administrator will determine the terms of any restricted stock award, including the number of shares subject to such award and the minimum period over which the award may vest. Specifically, with respect to restricted stock awards with solely time-based vesting, generally no portion of the award may vest until the first anniversary of the grant date, no more than one-third of the award may be vested prior to the second anniversary of the grant date, and no more than two-thirds of the award may be vested prior to the third anniversary of the grant date; provided, however, that restricted stock awards made to non-employee directors at the Company’s annual meeting of stockholders may vest on the 1-year anniversary of the grant date (or, if earlier, the next annual meeting after the grant date). With respect to restricted stock awards that do not vest solely based on the passage of time, generally no portion of the award may vest prior to the first anniversary of the grant date (or, in the case of awards to non-employee directors, if earlier, the date of the first annual meeting held after the grant date). These minimum vesting schedules do not apply to awards granted, in the aggregate, for up to 10% of the maximum number of authorized shares under the Incentive Plan. Participants holding restricted stock will be entitled to all ordinary cash dividends paid with respect to such shares, unless otherwise provided by the Administrator.

When the restricted stock award conditions are satisfied, the shares will no longer be subject to forfeiture as the participant is vested in the shares and has complete ownership of the shares.

Restricted Stock Units

The Administrator may also grant an award of restricted stock units under the Incentive Plan. A restricted stock unit is a bookkeeping entry representing an amount equivalent to the fair market value of one share of our common stock. Participants are not required to pay any consideration to the Company at the time of grant of a restricted stock unit award. The Administrator will determine the terms of any restricted stock unit award, including the number of shares covered by such award and the minimum period over which the award may vest, which is subject to the same minimum vesting requirements and exceptions described above for restricted stock awards. When the participant satisfies the conditions of a restricted stock unit award, the Company will pay the participant cash or shares of our common stock to settle the vested restricted stock units. The Administrator may permit a participant to elect to defer the settlement of his or her vested restricted stock unit award until a later date; provided that such deferral election must be made pursuant to an exemption from, or in compliance with, Code Section 409A.

Other Stock-Based and Cash-Based Awards

Under the Incentive Plan, the Administrator may also grant awards of shares of our common stock or other awards denominated in cash. The Administrator will determine the terms of any such stock-based or cash-based award, including the number of shares or amount of cash, as applicable, covered by such award, and the minimum period over which the award may vest.

Performance Awards

The Administrator may grant performance awards under the Incentive Plan, provided that performance awards granted to any “covered employee” within the meaning of Code Section 162(m) that is intended to qualify as “performance-based compensation” under Code Section 162(m) will only be made by the Compensation Committee. Performance awards provide participants with the opportunity to earn a payout subject to the award only if certain performance goals or other vesting criteria are achieved. The Compensation Committee will establish the performance goals or other vesting in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance shares to be paid out to participants. The Compensation Committee has discretion to determine other terms of the performance award, including the number of shares or value subject to a performance award, the period as to which performance is to be measured (which may be no shorter than a one-year period), any applicable forfeiture provisions, and any other terms and conditions consistent with the Incentive Plan. After the completion of the performance period applicable to the award, the Compensation Committee will measure performance against the applicable goals and other vesting criteria and determine whether any payment will be made under the award. If the participant satisfies the conditions of the performance share award, the Company will pay the participant cash or shares or any combination of both to settle the award.

Performance Goals

The Compensation Committee may establish performance criteria and level of achievement versus such criteria that will determine the number of shares to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an award, which criteria may be based on certain performance goals (as described below). In addition, the Compensation Committee may specify that an award or a portion of an award is intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m), provided that the performance criteria for such award or portion of an award will be based on one or more performance goals selected by the Compensation Committee and specified no later than the latest possible date in order for the award to qualify as “performance-based compensation” under Code Section 162(m). Notwithstanding any provision of the Incentive Plan, with respect to any performance award that is intended to qualify as “performance-based compensation” under Code Section 162(m), the Compensation Committee may adjust downwards, but not upwards, the cash or number of shares payable pursuant to such award, and the Compensation Committee may not waive the achievement of the applicable performance goals except in the case of the death or disability of the participant or a change in control of the Company.

The performance criteria for each such performance award will be based on one or more of the following objectively measurable performance goals: (a) net income, (b) earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, (c) operating profit before or after discontinued operations and/or taxes, (d) sales, (e) sales growth, (f) earnings growth, (g) cash flow or cash position, (h) gross margins, (i) stock price, (j) market share, (k) return on sales, assets, equity or investment, (l) improvement of financial ratings, (m) achievement of balance sheet or income statement objectives, (n) total shareholder return, (o) achievement of strategic initiatives (including projects, acquisitions or dispositions), or (p) organizational development.

These performance goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Compensation Committee may specify that such performance goals will be adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the writedown of any asset, and (v) charges for restructuring and rationalization programs. Such performance goals: (i) may vary by participant and may be different for different awards; (ii) may be particular to a participant or the department, branch, line of business, subsidiary or other unit in which the participant works and may cover such period as may be specified by the Compensation Committee; and (iii) will otherwise comply with the requirements of Code Section 162(m). Awards that are not intended to qualify as “performance-based compensation” may be based on these or such other performance goals as the Administrator may determine.

Transferability of Awards

Awards granted under the Incentive Plan generally may not be transferred other than by will or the laws of descent and distribution or other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the participant, awards are exercisable only by the participant. The Administrator may in its sole discretion permit the gratuitous transfer of an award to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the participant and/or an immediate family member thereof to the extent permitted under Form S-8 under the Securities Act of 1933, as amended.

Change in Control

In the event of a change in control of the Company, each outstanding award will be treated as the Administrator determines, including, without limitation, that each award be assumed or an equivalent option or right substituted by the successor corporation. The Administrator will generally not be required to treat all awards, all awards held by a participant, or all awards of the same type, similarly in the transaction. Upon the occurrence of a liquidation or dissolution of the Company, except to the extent specifically provided otherwise in the restricted stock or restricted stock unit award agreement or any other agreement between a participant and the Company, all restrictions and conditions on all restricted stock and restricted stock unit awards then outstanding will automatically be deemed terminated or satisfied.

Amendment and Termination

The Administrator may amend the Incentive Plan at any time and for any reason, provided that any such amendment will be subject to stockholder approval to the extent the amendment is required by applicable laws, regulations or rules. No award will be made that is conditioned upon stockholder approval of any amendment to the Plan. The Administrator may also suspend or terminate the Incentive Plan at any time and for any reason. The Incentive Plan will terminate on May 20, 2019 unless re-adopted or extended by the stockholders prior to or on such date or unless terminated earlier by the Administrator. The termination or amendment of the Incentive Plan may not materially and adversely affect the rights of participants under the Incentive Plan.

Federal Income Tax Consequences

The following is a brief summary of the U.S. federal income tax consequences applicable to awards granted under the Incentive Plan based on federal income tax laws in effect on the date of this proxy statement. This summary is not intended to be exhaustive and does not address all matters which may be relevant to a particular participant based on his or her specific circumstances. The summary expressly does not discuss the income tax laws of any state, municipality, or non-U.S. taxing jurisdiction, or the gift, estate, or other tax laws other than federal income tax law. The following is not intended or written to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. Because individual circumstances may vary, the Company advises all participants to consult their own tax advisor concerning the tax implications of awards granted under the Incentive Plan.

A recipient of a stock option or stock appreciation right will not have taxable income upon the grant of the stock option or stock appreciation right. For nonstatutory stock options and stock appreciation rights, the participant will recognize ordinary income upon exercise in an amount equal to the difference between the fair market value of the shares and the exercise price on the date of exercise. Any gain or loss recognized upon any later disposition of the shares generally will be a capital gain or loss.

The acquisition of shares upon exercise of an incentive stock option will not result in any taxable income to the participant, except, possibly, for purposes of the alternative minimum tax. The gain or loss recognized by the participant on a later sale or other disposition of such shares will either be long-term capital gain or loss or ordinary income, depending upon whether the participant holds the shares for the legally-required period (2-years from the grant date and 1-year from the date of exercise). If the shares are not held for the legally-required period, the participant will generally recognize ordinary income equal to the lesser of (i) the difference between the fair market value of the shares on the date of exercise and the exercise price, or (ii) the difference between the sales price and the exercise price. Any additional gain or loss recognized upon any later disposition of the shares generally will be a capital gain or loss.

For awards of restricted stock, unless the participant elects to be taxed at the time of receipt of the restricted stock, the participant will not have taxable income upon the receipt of the award, but upon vesting will recognize ordinary income equal to the fair market value of the shares at the time of vesting less the amount paid for such shares (if any). Any gain or loss recognized upon any later disposition of the shares generally will be a capital gain or loss.

A participant is not deemed to receive any taxable income at the time performance awards or restricted stock units are granted. Instead, a participant will generally recognize ordinary income equal to the amount of cash and/or the fair market value of shares received less the amount paid for such award (if any) when the vested performance awards or restricted stock units are settled and distributed. Any gain or loss recognized upon any later disposition of the shares generally will be a capital gain or loss.

Awards granted under the Incentive Plan with a deferral feature will be subject to the requirements of Code Section 409A which sets forth certain requirements for non-qualified deferred compensation arrangements. If an award is subject to and fails to satisfy the requirements of Code Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Code Section 409A fails to comply with its provisions, Code Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

If the participant is an employee or former employee, the amount a participant recognizes as ordinary income in connection with any award is subject to withholding taxes (not applicable to incentive stock options) and the Company is generally allowed a tax deduction equal to the amount of ordinary income recognized by the participant, provided, Code Section 162(m) contains special rules regarding the federal income tax deductibility of compensation paid to the Company’s chief executive officer and to each of the Company’s three most highly compensated executive officers (other than our chief executive officer and our chief financial officer). In general, annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, the Company can preserve the deductibility of certain compensation in excess of $1,000,000 if such compensation qualifies as “performance-based compensation” by complying with certain conditions imposed by the Code Section 162(m) rules (including the establishment of a maximum number of shares with respect to which awards may be granted to any one employee during one fiscal year, the maximum value that may be received by an employee during a specified period and/or imposing performance requirements on the award) and if the material terms of such compensation are disclosed to and approved by the Company’s stockholders. The Incentive Plan is structured with the intention that compensation resulting from awards granted under the Incentive Plan may qualify as “performance-based compensation” and, if so qualified, would be deductible. Such continued treatment is subject to, among other things, approval of the Incentive Plan by the Company’s stockholders. Accordingly, the Company is seeking such approval and, if the Company’s stockholders approve the amendment of the Incentive Plan, they will be deemed to specifically approve the Incentive Plan for purposes of compliance with the “performance-based compensation” rules set forth in Code Section 162(m).

The number of awards (if any) that an eligible participant may receive under the Incentive Plan is in the discretion of the Administrator and therefore cannot be determined in advance. The following table sets forth (a) the aggregate number of shares subject to restricted stock awards granted under the Incentive Plan during the last fiscal year, (b) the dollar value of such restricted stock awards based on the closing price of our common stock on the grant date, (c) the aggregate number of shares subject to stock options granted under the Incentive Plan during the last fiscal year, and (d) the weighted average per share exercise price of such options.

Name of Individual or Group	Number of Shares of Restricted Stock	Dollar Value of Restricted Stock	Number of Options Granted	Average Per Share Exercise Price
David Liu, Chairman of the Board	51,200	$473,088
Michael Steib, President	156,250	$2,025,000	100,000	$12.97
Gillian Munson, Chief Financial Officer	125,000	$1,856,250
John Mueller, Former Chief Financial Officer	48,325	$446,523
Carley Roney, Chief Content Officer	47,730	$441,025
Carol Koh Evans, Chief Operating Officer	48,325	$446,523
Nic Di Iorio, Chief Technology Officer	48,325	$446,523
All executive officers, as a group	629,120	$7,095,569
All directors who are not executive officers, as a group	20,000	$215,575
All employees who are not executive officers, as a group	1,002,591	$9,775,163

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of Company common stock present in person or by proxy at the Annual Meeting and entitled to vote is required for approval of this Proposal 3.

Recommendation of the Board

The Board of Directors recommends a vote “FOR” Proposal Three to approve the amendment and restatement of the incentive plan.

PROPOSAL FOUR — ADVISORY APPROVAL ON EXECUTIVE COMPENSATION

At the 2011 annual meeting, a majority of our stockholders recommended that an advisory resolution with respect to the Company’s executive compensation program be presented to the Company’s stockholders every year. This advisory recommendation is frequently referred to as “say-on-pay.” The Board adopted the stockholders’ recommendation for the frequency of the “say-on-pay” vote, and accordingly, we are providing our stockholders with the opportunity to give an advisory approval of the fiscal 2013 compensation of our named executive officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures.

As more fully described in this proxy statement under the heading “Executive and Director Compensation,” the compensation of our named executive officers is based on a design that ties a substantial percentage of an executive’s compensation to the attainment of financial and other performance measures that, the Board of Directors believes, promote the creation of long-term stockholder value and position the Company for long-term success. Named executive officers are compensated with a combination of cash payments and equity awards designed to reward recent results and motivate long-term performance.

We believe the mix of cash and equity compensation, the terms of the 2011 Long-Term Incentive Plan, the terms of long-term incentive awards, and the terms of our executives’ employment agreements are all designed to enable the Company to attract and maintain top talent while, at the same time, creating a close relationship between performance and compensation. The Compensation Committee and the Board of Directors believe that the design of the program, and hence the compensation awarded to our named executive officers under the current program, fulfills these objectives.

This Proposal 4 allows our stockholders to give an advisory approval of the decisions of the Compensation Committee on the compensation and benefits provided to our named executive officers as reflected in this proxy statement. Your advisory approval will serve as an additional tool to guide the Board of Directors and the Compensation Committee in continuing to improve the alignment of the Company’s executive compensation programs with the interests of the Company and its stockholders, and is consistent with our commitment to high standards of corporate governance.

Based on the above, we request that you indicate that you approve of our executive compensation philosophy and practices, by voting in favor of the following resolution:

RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure shall include the Compensation Discussion and Analysis, the compensation tables, and any related material).

Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy.

Vote on this Proposal

Although the vote is non-binding, the Board of Directors and the Compensation Committee will review the voting results in connection with their ongoing evaluation of the Company’s compensation program. Broker non-votes (as described in the section entitled “Voting” of this Proxy Statement) are not entitled to vote on this proposal and will not be counted in evaluating the results of the vote.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” advisory approval of the resolution set forth above.

OWNERSHIP OF SECURITIES

The following table sets forth information with respect to the beneficial ownership of our outstanding Common Stock as of April 3, 2014, by:

•	each person or group of affiliated persons whom we know to beneficially own more than five percent of our Common Stock;
•	each of our “Named Executive Officers,” who are the executive officers named in the “Summary Compensation Table” of this Proxy Statement;
•	each of our directors and director nominees; and
•	all of our directors and executive officers as a group.

The following table gives effect to the shares of Common Stock issuable within 60 days of April 3, 2014 upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. Percentage of beneficial ownership is based on 26,794,272 shares of Common Stock outstanding at April 3, 2014 (excluding shares held in treasury). Unless otherwise indicated, the persons named in the table directly own the shares and have sole voting and sole investment power with respect to all shares beneficially owned. All shares of restricted Common Stock may be voted by a holder, whether or not vested.

Name and Address	Number of Shares Beneficially Owned	Percentage of Common Stock Outstanding
5% Stockholders
Weitz Investment Management, Inc.(1)	2,806,883	10.5%
BlackRock, Inc.(2)	2,485,050	9.3%
Named Executive Officers and Directors
David Liu(3)	895,343	3.3%
Michael Steib(4)	174,351	*
Gillian Munson(5)	125,000	*
John Mueller(6)	34,684	*
Carley Roney(7)	646,687	2.4%
Carol Koh Evans(8)	142,728	*
Nic Di Iorio(9)	146,888	*
Charles Baker	27,500	*
Ira Carlin	10,000	*
Eileen Naughton	25,000	*
Peter Sachse	7,500	*
Elizabeth Schimel	10,000	*
Michael Zeisser	7,500	*
All Directors and Executive Officers as a group (15 persons)(10)	2,445,937	9.1%

*	Less than 1%.
(1)	Based solely on our review of a Schedule 13G/A filed with the SEC on April 1, 2014 by Weitz Investment Management, Inc. The Schedule 13G/A states that Weitz Investment Management, Inc. has the sole power to vote and dispose of 2,806,883 shares and Wallace R. Weitz, as president and primary owner, has shared power to vote and dispose of these shares. All of the shares reported in the Schedule 13G/A are owned of record by investment advisory clients of Weitz Investment Management, Inc. The address of each filing person is 1125 South 103rd Street, Suite 200, Omaha, Nebraska 68124.

(2)	Based solely on our review of a Schedule 13G/A filed with the SEC on January 17, 2014 by BlackRock, Inc. The Schedule 13G/A states that BlackRock, Inc. has the sole power to vote 2,406,624 shares and the sole power to dispose of 2,485,050 shares. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.
(3)	Includes 37,500 shares of restricted Common Stock that are subject to repurchase rights by us, for $0.01 per share, that do not lapse within 60 days. Includes 128,667 shares of Common Stock issuable upon the exercise of presently exercisable options. Includes 80,053 shares that are owned of record by GRATs over which Mr. Liu has indirect beneficial ownership.
(4)	The entire amount consists of shares of restricted Common Stock that are subject to repurchase rights by us, for $0.01 per share, that do not lapse within 60 days.
(5)	The entire amount consists of shares of restricted Common Stock that are subject to repurchase rights by us, for $0.01 per share, that do not lapse within 60 days.
(6)	As of November 15, 2013, the date of Mr. Mueller’s separation from the Company.
(7)	Includes 37,500 shares of restricted Common Stock that are subject to repurchase rights by us, for $0.01 per share, that do not lapse within 60 days. Includes 78,814 shares that are owned of record by GRATs over which Ms. Roney has indirect beneficial ownership.
(8)	Includes 40,000 shares of restricted Common Stock that are subject to repurchase rights by us, for $0.01 per share, that do not lapse within 60 days.
(9)	Includes 43,750 shares of restricted Common Stock that are subject to repurchase rights by us, for $0.01 per share, that do not lapse within 60 days.
(10)	Includes 592,500 shares of restricted Common Stock that are subject to repurchase rights by us, for $0.01 per share, that do not lapse within 60 days. Also includes 128,667 shares of Common Stock issuable upon the exercise of options that are presently exercisable or exercisable within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all reports they file pursuant to Section 16(a).

Based solely on a review of (1) the copies of such reports furnished to us and (2) the written representations received from one or more of such reporting persons or entities that no annual Form 5 reports were required to be filed by them for 2013, we believe that, during 2013, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% stockholders were satisfied in a timely manner.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Stockholder proposals that are intended to be presented at our Annual Meeting of Stockholders to be held in 2015 must be received by us no later than December 18, 2014, if such proposals are to be included in the proxy statement and related proxy materials relating to that meeting pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended. In addition, under our Bylaws, any proposal for consideration at our Annual Meeting of Stockholders to be held in 2014 submitted by a stockholder other than pursuant to Rule 14a-8 will be considered timely if it is received by XO Group’s Secretary at our principal executive offices between the close of business on January 28, 2015 and the close of business on February 27, 2015, and is otherwise in compliance with the requirements set forth in our Bylaws, which can be accessed in the “Investor Relations — Corporate Governance” section of our corporate website at www.xogroupinc.com.

ANNUAL REPORT

We filed an Annual Report on Form 10-K for the year ended December 31, 2013 with the Securities and Exchange Commission on March 17, 2014. Stockholders may obtain a copy of this report, without charge, upon written request, by writing to Investor Relations at our executive offices, which are located at 195 Broadway, 25th Floor, New York, New York 10007. The report is also available through our corporate website at www.xogroupinc.com.

A copy of our Annual Report for the year ended December 31, 2013 is being mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

In order to reduce printing and postage costs, only one Annual Report or Proxy Statement, as applicable, will be mailed to multiple stockholders sharing an address unless we receive contrary instructions from one or more of the stockholders sharing an address. This practice is commonly referred to as “householding.” If your household has received only one Annual Report and one Proxy Statement, we will deliver promptly a separate copy of the Annual Report and the Proxy Statement to any stockholder who sends a written request to Investor Relations at our executive offices, which are located at 195 Broadway, 25 th Floor, New York, New York 10007, or calls (212) 219-8555 and requests such a delivery. If your household is receiving multiple copies of our annual reports or proxy statements and you wish to request delivery of a single copy, you may send a written request to Investor Relations at our executive offices, which are located at 195 Broadway, 25th Floor, New York, New York 10007, or call (212) 219-8555 with such a request.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference this Proxy Statement or future filings made by us under those statutes, the Compensation Committee Report, the Audit Committee Report, references to the Audit Committee Charter and references to the independence of the Audit Committee members are not deemed filed with the Securities and Exchange Commission, are not deemed soliciting material and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by us under those statutes, except to the extent that we specifically incorporate such information by reference into a previous or future filing, or specifically request that such information be treated as soliciting material, in each case under those statutes. Our website address provided in this Proxy Statement is not intended to function as a hyperlink, and the information on our website is not and should not be considered part of this Proxy Statement and is not incorporated by reference herein.

OTHER MATTERS

The Board knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying Proxy to vote the shares represented thereby on such matters in accordance with their best judgment. Discretionary authority with respect to such other matters is granted by the execution of the accompanying Proxy.

YOUR VOTE IS IMPORTANT. OUR BOARD OF DIRECTORS URGES YOU TO VOTE
VIA INTERNET; TELEPHONE; BY MARKING, DATING, SIGNING AND RETURNING A
PROXY CARD IF YOU RECEIVE YOUR PROXY MATERIALS BY U.S. MAIL; OR BY ATTENDING OUR ANNUAL MEETING IN PERSON ON MAY 28, 2014.

EXHIBIT A

XO GROUP INC.

2009 STOCK INCENTIVE PLAN

1. Purpose

The purpose of this 2009 Stock Incentive Plan (the “Plan”) of XO Group Inc., a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2. Eligibility

All of the Company’s employees, officers, and directors are eligible to be granted options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”) and other stock- and cash-based awards (each, an “Award”) under the Plan. Consultants and advisors to the Company (as such terms are defined and interpreted for purposes of Form S-8 (or any successor form)) are also eligible to be granted Awards. Each person who is granted an Award under the Plan is deemed a “Participant.”

3. Administration and Delegation

(a) Administration by Board of Directors.  The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award.

(b) Appointment of Committees.  To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or officers.

(c) Delegation to Officers.  To the extent permitted by applicable law, the Board may delegate to one or more officers of the Company the power to grant Options and other Awards that constitute rights under Delaware law (subject to any limitations under the Plan) to employees or officers of the Company or any of its present or future subsidiary corporations and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of the Awards to be granted by such officers (including the exercise price of the Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to such Awards that the officers may grant; provided further, however, that no officer shall be authorized to grant Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or to any “officer” of the Company (as defined by Rule 16a-1 under the Exchange Act). The Board may not delegate authority under this Section 3(c) to grant restricted stock, unless Delaware law then permits such delegation.

4. Stock Available for Awards

(a) Number of Shares; Share Counting.

(1) Authorized Number of Shares.  Subject to adjustment under Section 9, Awards may be made under the Plan for a number of shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”), that is equal to the sum of:

(A)	3,700,000 shares of Common Stock; plus
(B)	such additional number of shares of Common Stock (up to 4,829,344 shares) as is equal to the sum of (x) the number of shares of Common Stock reserved for issuance under the Company’s 1999 Stock Incentive Plan, Amended and Restated as of March 27, 2001 (the “Existing Plan”) that remain available for grant under the Existing Plan as of the date of stockholder approval of this Plan and (y) the number of shares of Common Stock subject to awards granted under the Existing Plan which awards expire, terminate or are otherwise surrendered, canceled, forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right (subject, however, in the case of Incentive Stock Options (as hereinafter defined) to any limitations of the Code).

Any or all of which Awards under the Plan may be in the form of Incentive Stock Options. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(2) Share Counting.  For purposes of counting the number of shares available for the grant of Awards under the Plan and under the sublimit contained in Section 4(b)(2), (i) all shares of Common Stock covered by independent SARs shall be counted against the number of shares available for the grant of Awards; provided, however, that independent SARs that may be settled only in cash shall not be so counted; (ii) if any Award (A) expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or (B) results in any Common Stock not being issued (including as a result of an independent SAR that was settleable either in cash or in stock actually being settled in cash), the unused Common Stock covered by such Award shall again be available for the grant of Awards; provided, however, in the case of Incentive Stock Options (as hereinafter defined), the foregoing shall be subject to any limitations under the Code; and provided further, in the case of independent SARs, that the full number of shares subject to any stock-settled SAR shall be counted against the shares available under the Plan and against the sublimits listed in the first clause of this Section in proportion to the portion of the SAR actually exercised regardless of the number of shares actually used to settle such SAR upon exercise; (iii) shares of Common Stock delivered (either by actual delivery, attestation, or net exercise) to the Company by a Participant to (A) purchase shares of Common Stock upon the exercise of an Award or (B) satisfy tax withholding obligations (including shares retained from the Award creating the tax obligation) shall not be added back to the number of shares available for the future grant of Awards; and (iv) shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for future grant of Awards.

(b) Sub-limits.  Subject to adjustment under Section 9, the following sub-limits on the number of shares subject to Awards shall apply:

(1) Section 162(m) Per-Participant Limit.  The maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be five hundred thousand (500,000) per calendar year provided, however, that for the calendar year in which such person first commences services to the Company, the limit shall be increased to one million (1,000,000) shares of Common Stock. For purposes of the foregoing limit, the combination of an

Option in tandem with a SAR (as each is hereafter defined) shall be treated as a single Award. The per Participant limit described in this Section 4(b)(1) shall be construed and applied consistently with Section 162(m) of the Code or any successor provision thereto, and the regulations thereunder (“Section 162(m)”).

(2) Limit on Awards to Directors.  The maximum number of shares with respect to which Awards may be granted to directors who are not employees of the Company at the time of grant shall be 1% of the maximum number of authorized shares set forth in Section 4(a)(1).

(c) Substitute Awards.  In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a)(1) or any sublimits contained in the Plan, except as may be required by reason of Section 422 and related provisions of the Code.

5. Stock Options

(a) General.  The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option that is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a “Nonstatutory Stock Option.”

(b) Incentive Stock Options.  An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of XO Group Inc., any of XO Group Inc.’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or if the Company converts an Incentive Stock Option to a Nonstatutory Stock Option.

(c) Exercise Price.  The Board shall establish the exercise price of each Option and specify the exercise price in the applicable option agreement. The exercise price shall be not less than 100% of the Fair Market Value (as defined below) on the date the Option is granted; provided that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value on such future date.

(d) Duration of Options.  Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement; provided, however, that no Option will be granted with a term in excess of 10 years.

(e) Exercise of Option.  Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Company, together with payment in full as specified in Section 5(f) for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company as soon as practicable following exercise.

(f) Payment Upon Exercise.  Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1) in cash or by check, payable to the order of the Company;

(2) except as may otherwise be provided in the applicable option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3) to the extent provided for in the applicable option agreement or approved by the Board, in its sole discretion, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Board (“Fair Market Value”), provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its discretion and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4) to the extent provided for in the applicable Nonstatutory Stock Option agreement or approved by the Board in its sole discretion, by delivery of a notice of “net exercise” to the Company, as a result of which the Participant would receive the number of shares of Common Stock underlying the Option so exercised reduced by the number of shares of Common Stock equal to the aggregate exercise price of the Option divided by the Fair Market Value on the date of exercise;

(5) to the extent permitted by applicable law and provided for in the applicable Option agreement or approved by the Board, in its sole discretion, by (i) delivery of a promissory note of the Participant to the Company on terms determined by the Board, or (ii) payment of such other lawful consideration as the Board may determine; or

(6) by any combination of the above permitted forms of payment.

(g) Limitation on Repricing.  Unless such action is approved by the Company’s stockholders: (1) no outstanding Option granted under the Plan may be amended to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option (other than adjustments pursuant to Section 9) and (2) the Board may not cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled option.

6. Stock Appreciation Rights

(a) General.  The Board may grant Awards consisting of SARs entitling the holder, upon exercise, to receive an amount of Common Stock or cash or a combination thereof (such form to be determined by the Board) determined by reference to appreciation, from and after the date of grant, in the Fair Market Value of a share of Common Stock over the measurement price established pursuant to Section 6(c). The date as of which such appreciation is determined shall be the exercise date.

(b) Grants.  SARs may be granted in tandem with, or independently of, Options granted under the Plan.

(1) Tandem Awards.  When SARs are expressly granted in tandem with Options, (i) the SAR will be exercisable only at such time or times, and to the extent, that the related Option is exercisable (except to the extent designated by the Board in connection with a Reorganization Event) and will be exercisable in accordance with the procedure required for exercise of the related Option; (ii) the SAR will terminate and no longer be exercisable upon the termination or exercise of the related Option, except to the extent designated by the Board in connection with a Reorganization Event and except that a SAR granted with respect to less than the full number of shares covered by an Option will not be reduced until the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the SAR; (iii) the Option will terminate and no longer be exercisable upon the exercise of the related SAR; and (iv) the SAR will be transferable only with the related Option.

(2) Independent SARs.  A SAR not expressly granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Board may specify in the SAR Award.

(c) Measurement Price.  The Board shall establish the measurement price of each SAR and specify it in the applicable SAR agreement. The measurement price shall not be less than 100% of the Fair Market Value on the date the SAR is granted; provided that if the Board approves the grant of a SAR with a measurement price to be determined on a future date, the measurement price shall be not less than 100% of the Fair Market Value on such future date.

(d) Duration of SARs.  Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable SAR agreement; provided, however, that no SAR will be granted with a term in excess of 10 years.

(e) Exercise of SARs.  SARs may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Company, together with any other documents required by the Board.

(f) Limitation on Repricing.  Unless such action is approved by the Company’s stockholders: (1) no outstanding SAR granted under the Plan may be amended to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding SAR (other than adjustments pursuant to Section 9) and (2) the Board may not cancel any outstanding SAR (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled SAR.

7. Restricted Stock; Restricted Stock Units

(a) General.  The Board may grant Awards entitling recipients to acquire shares of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. Instead of granting Awards for Restricted Stock, the Board may grant Awards entitling the recipient to receive shares of Common Stock or cash to be delivered at the time such Award vests (“Restricted Stock Units”) (Restricted Stock and Restricted Stock Units are each referred to herein as a “Restricted Stock Award”).

(b) Terms and Conditions for All Restricted Stock Awards.  The Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any. Restricted Stock Awards that vest solely based on the passage of time shall be zero percent vested prior to the first anniversary of the date of grant (or, in the case of Awards to non-employee directors, if earlier, the date of the first annual meeting held after the date of grant), no more than one-third vested prior to the second anniversary of the date of grant (or, in the case of Awards to non-employee directors, if earlier, the date of the second annual meeting held after the date of grant), and no more than two-thirds vested prior to the third anniversary of the date of grant (or, in the case of Awards to non-employee directors, if earlier, the date of the third annual meeting held after the date of grant); provided, however, that Restricted Stock Awards made to non-employee directors at the Company’s annual meeting of stockholders may vest on the one-year anniversary of the date of grant of such Awards (or, if earlier, the next annual meeting after the date of grant). Restricted Stock Awards that do not vest solely based on the passage of time shall not vest prior to the first anniversary of the date of grant (or, in the case of Awards to non-employee directors, if earlier, the date of the first annual meeting held after the date of grant). The two foregoing sentences shall not apply to (1) Performance Awards granted pursuant to Section 10(i) or (2) Restricted Stock Awards granted, in the aggregate, for up to 10% of the maximum number of authorized shares set forth in Section 4(a)(1). Notwithstanding any other provision of this Plan (other than Section 10(i), if applicable), the Board may, in its discretion, either at the time a Restricted Stock Award is made or at any time thereafter, waive its right to repurchase shares of Common Stock (or waive the forfeiture thereof) or remove or modify any part or all of the restrictions applicable to the Restricted Stock Award, provided that the Board may only exercise such rights in extraordinary circumstances which shall include, without limitation, death, disability or retirement of the Participant; or a merger, consolidation, sale, reorganization, recapitalization, or change in control of the Company.

(c) Additional Provisions Relating to Restricted Stock.

(1) Dividends.  Participants holding shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such shares, unless otherwise provided by the Board. Unless otherwise provided by the Board, if any dividends or distributions are paid in shares, or consist of a dividend or distribution to holders of Common Stock other than an ordinary cash dividend, the shares, cash or other property will be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid. Each dividend payment will be made no later than the end of the calendar year in which the dividends are paid to shareholders of that class of stock or, if later, the 15th day of the third month following the date the dividends are paid to shareholders of that class of stock.

(2) Stock Certificates.  The Company may require that any stock certificates issued in respect of shares of Restricted Stock shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, “Designated Beneficiary” shall mean the Participant’s estate.

(d) Additional Provisions Relating to Restricted Stock Units.

(1) Settlement.  Upon the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to each Restricted Stock Unit, the Participant shall be entitled to receive from the Company one share of Common Stock or an amount of cash equal to the Fair Market Value of one share of Common Stock, as provided in the applicable Award agreement. The Board may, in its discretion, provide that settlement of Restricted Stock Units shall be deferred, on a mandatory basis or at the election of the Participant in a manner that complies with Code Section 409A.

(2) Voting Rights.  A Participant shall have no voting rights with respect to any Restricted Stock Units.

(3) Dividend Equivalents.  To the extent provided by the Board, in its sole discretion, a grant of Restricted Stock Units may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock (“Dividend Equivalents”). Dividend Equivalents may be paid currently or credited to an account for the Participants, may be settled in cash and/or shares of Common Stock and may be subject to the same restrictions on transfer and forfeitability as the Restricted Stock Units with respect to which paid, as determined by the Board in its sole discretion, subject in each case to such terms and conditions as the Board shall establish, in each case to be set forth in the applicable Award agreement.

8. Other Stock-Based and Cash-Based Awards

(a) General.  Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, may be granted hereunder to Participants (“Other Stock-Based-Awards”), including without limitation Awards entitling recipients to receive shares of Common Stock to be delivered in the future. Such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may be paid in shares of Common Stock or cash, as the Board shall determine. The Company may also grant Performance Awards or other Awards denominated in cash rather than shares of Common Stock (“Cash-Based Awards”).

(b) Terms and Conditions.  Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock-Based Award or Cash-Based Awards, including any purchase price applicable thereto.

9. Adjustments for Changes in Common Stock and Certain Other Events

(a) Changes in Capitalization.  In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under the Plan, (ii) the sub-limits and share counting rules set forth in Sections 4(a) and 4(b) and the minimum vesting provisions in Section 7(b), (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share- and per-share provisions and the measurement price of each SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding Restricted Stock Award and (vi) the share- and per-share-related provisions and the purchase price, if any, of each outstanding Other Stock-Based Award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(b) Reorganization Events.

(1) Definition.  A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transactions or (c) any liquidation or dissolution of the Company.

(2) Consequences of a Reorganization Event on Awards Other than Restricted Stock Awards.  In connection with a Reorganization Event, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock Awards on such terms as the Board determines: (i) provide that Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Participant, provide that the Participant’s unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such

Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to a Participant equal to the excess, if any, of (A) the Acquisition Price times the number of shares of Common Stock subject to the Participant’s Awards (to the extent the exercise price does not exceed the Acquisition Price) over (B) the aggregate exercise price of all such outstanding Awards and any applicable tax withholdings, in exchange for the termination of such Awards, (v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing. In taking any of the actions permitted under this Section 9(b), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.

For purposes of clause (i) above, an Option shall be considered assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

(3) Consequences of a Reorganization Event on Restricted Stock Awards.  Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company under each outstanding Restricted Stock Award shall inure to the benefit of the Company’s successor and shall, unless the Board determines otherwise, apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Common Stock subject to such Restricted Stock Award; provided, however, that the Board may provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any Restricted Stock Award or any other agreement between a Participant and the Company, either initially or by amendment. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock Award or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock Awards then outstanding shall automatically be deemed terminated or satisfied.

10. General Provisions Applicable to Awards

(a) Transferability of Awards.  Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if, with respect to such proposed transferee, the Company would be eligible to use a Form S-8 for the registration of the sale of the Common Stock subject to such Award under the Securities

Act of 1933, as amended; provided, further, that the Company shall not be required to recognize any such transfer until such time as the Participant and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

(b) Documentation.  Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c) Board Discretion.  Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

(d) Termination of Status.  The Board shall determine the effect on an Award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

(e) Withholding.  The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise or release from forfeiture of an Award or, if the Company so requires, at the same time as is payment of the exercise price unless the Company determines otherwise. If provided for in an Award or approved by the Board in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

(f) Amendment of Award.  The Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option. The Participant’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant’s rights under the Plan or (ii) the change is permitted under Section 9 hereof.

(g) Conditions on Delivery of Stock.  The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(h) Acceleration.  Except as otherwise provided in Sections 7(b) and 10(i), the Board may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

(i) Performance Awards.

(1) Grants.  Restricted Stock Awards and Other Stock-Based Awards under the Plan may be made subject to the achievement of performance goals pursuant to this Section 10(i) (“Performance Awards”), subject to the limit in Section 4(b)(1) on shares covered by such grants. Subject to Section 10(i)(4), no Performance Awards shall vest prior to the first anniversary of the date of grant. Performance Awards can also provide for cash payments of up to $1,000,000 per calendar year per individual.

(2) Committee.  Grants of Performance Awards to any Covered Employee intended to qualify as “performance-based compensation” under Section 162(m) (“Performance-Based Compensation”) shall be made only by a Committee (or subcommittee of a Committee) comprised solely of two or more directors eligible to serve on a committee making Awards qualifying as “performance-based compensation” under Section 162(m). In the case of such Awards granted to Covered Employees, references to the Board or to a Committee shall be treated as referring to such Committee or subcommittee. “ Covered Employee” shall mean any person who is, or whom the Committee, in its discretion, determines may be, a “covered employee” under Section 162(m)(3) of the Code.

(3) Performance Measures.  For any Award that is intended to qualify as Performance-Based Compensation, the Committee shall specify that the degree of granting, vesting and/or payout shall be subject to the achievement of one or more objective performance measures established by the Committee, which shall be based on the relative or absolute attainment of specified levels of one or any combination of the following: net income, earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, operating profit before or after discontinued operations and/or taxes, sales, sales growth, earnings growth, cash flow or cash position, gross margins, stock price, market share, return on sales, assets, equity or investment, improvement of financial ratings, achievement of balance sheet or income statement objectives, total shareholder return, achievement of strategic initiatives (including projects, acquisitions or dispositions), or organizational development. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Committee may specify that such performance measures shall be adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the writedown of any asset, and (v) charges for restructuring and rationalization programs. Such performance measures: (i) may vary by Participant and may be different for different Awards; (ii) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Committee; and (iii) shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). Awards that are not intended to qualify as Performance-Based Compensation may be based on these or such other performance measures as the Board may determine.

(4) Adjustments.  Notwithstanding any provision of the Plan, with respect to any Performance Award that is intended to qualify as Performance-Based Compensation, the Committee may adjust downwards, but not upwards, the cash or number of Shares payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance measures except in the case of the death or disability of the Participant or a change in control of the Company.

(5) Other.  The Committee shall have the power to impose such other restrictions on Performance Awards as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for Performance-Based Compensation.

11. Miscellaneous

(a) No Right To Employment or Other Status.  No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b) No Rights As Stockholder.  Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares.

(c) Effective Date and Term of Plan.  The Plan shall become effective on the date the Plan is approved by the Company’s stockholders (the “Effective Date”). No Awards shall be granted under the Plan after the expiration of 10 years from the Effective Date, but Awards previously granted may extend beyond that date.

(d) Amendment of Plan.  The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (i) to the extent required by Section 162(m), no Award granted to a Participant that is intended to comply with Section 162(m) after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award, unless and until the Company’s stockholders approve such amendment if required by Section 162(m) (including the vote required under Section 162(m)); (ii) no amendment that would require stockholder approval under the rules of the New York Stock Exchange (“NYSE”) may be made effective unless and until the Company’s stockholders approve such amendment; and (iii) if the NYSE amends its corporate governance rules so that such rules no longer require stockholder approval of NYSE “material amendments” to equity compensation plans, then, from and after the effective date of such amendment to the NYSE rules, no amendment to the Plan (A) materially increasing the number of shares authorized under the Plan (other than pursuant to Section 4(c) or 9), (B) expanding the types of Awards that may be granted under the Plan, or (C) materially expanding the class of participants eligible to participate in the Plan shall be effective unless and until the Company’s stockholders approve such amendment. In addition, if at any time the approval of the Company’s stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 11(d) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment does not materially and adversely affect the rights of Participants under the Plan. No Award shall be made that is conditioned upon stockholder approval of any amendment to the Plan.

(e) Authorization of Sub-Plans.  The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities or tax laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan containing (i) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.

(f) Non U.S. Employees.  Awards may be granted to Participants who are non-U.S. citizens or residents employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to Participants employed in the United States as may, in the judgment of the Board, be necessary or desirable in order to recognize differences in local law or tax policy. The Board also may impose conditions on the exercise or vesting of Awards in order to minimize the Board’s obligation with respect to tax equalization for Participants on assignments outside their home country. The Board may approve such supplements to or amendments, restatements or alternative versions of the Plan as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan.

(g) Compliance with Section 409A of the Code.  Except as provided in individual Award agreements initially or by amendment, if and to the extent any portion of any payment, compensation or other benefit provided to a Participant in connection with his or her employment termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Code Section 409A) (the “New Payment Date”), except as Code Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Code Section 409A but do not to satisfy the conditions of that section.

(h) Limitations on Liability.  Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee, or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as a director, officer, other employee, or agent of the Company. The Company will indemnify and hold harmless each director, officer, other employee, or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning this Plan unless arising out of such person’s own fraud or bad faith.

(i) Governing Law.  The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

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